Exhibit 10.1

CREDIT AGREEMENT

(as amended by the Amendment No. 1 and Borrowing Base Agreement, dated as of April 29, 2024,

and the Investment Grade Date Changeover),

dated as of

December 9, 2022

among

EXPAND ENERGY CORPORATION

(F/K/A CHESAPEAKE ENERGY CORPORATION)

as Borrower

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, CITIBANK, N.A., CITIZENS BANK, N.A., MIZUHO BANK, LTD., PNC CAPITAL MARKETS LLC, RBC CAPITAL MARKETS1, TD SECURITIES (USA) LLC, TRUIST SECURITIES, INC. and WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Bookrunners

and

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, CITIBANK, N.A., CITIZENS BANK, N.A., MIZUHO BANK, LTD., PNC BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA, THE TORONTO-DOMINION BANK, NEW YORK BRANCH, TRUIST BANK and WELLS FARGO BANK, N.A.,
as Co-Syndication Agents

1 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

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Schedules and Exhibits:

Schedule 1.01A	Pricing Schedule
Schedule 1.01B	[Reserved]
Schedule 1.01C	LC Issuance Limits
Schedule 2.01	Commitments
Schedule 2.04	Existing Letters of Credit; MUFG Letters of Credit
Schedule 3.18	[Reserved]
Schedule 3.27	[Reserved]
Schedule 6.02	Existing Liens
Schedule 6.03	[Reserved]
Schedule 6.05	[Reserved]
Schedule 6.06	Existing Restrictive Agreements
Schedule 6.11	Existing Affiliate Transactions

Exhibit A	Form of Assignment and Assumption
Exhibit B	[Reserved]
Exhibit C	[Reserved]
Exhibit D-1	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit D-2	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit D-3	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit D-4	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit E-1	[Reserved]
Exhibit E-2	Form of Borrowing Request (Post-Investment Grade Date)
Exhibit E-3	Form of Interest Election Request
Exhibit F	Form of Note
Exhibit G-1	[Reserved]
Exhibit G-2	Form of Compliance Certificate (Post-Investment Grade Date)
Exhibit H	Form of Subsidiary Guaranty

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CREDIT AGREEMENT (this “Agreement”) dated as of December 9, 2022 by and among EXPAND ENERGY CORPORATION (F/K/A CHESAPEAKE ENERGY CORPORATION), an Oklahoma corporation (the “Borrower”), the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Lenders from time to time party hereto have agreed to provide certain loans and other extensions of credit to the Borrower pursuant to this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

Section 1.01            Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“ACNTA” has the meaning assigned to such term in the Pre-Investment Grade Date Agreement.

“Acquisition Closing Date” has the meaning assigned to such term in the definition of “Qualifying Acquired Letter of Credit”.

“Additional Lender” has the meaning assigned to such term in Section 2.19(a).

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that, if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder, and any successor in such capacity pursuant to Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to such term in Section 9.03(c).

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“Aggregate Commitments” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.12(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).

“Anti-Corruption Laws” means all Requirements of Law of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Anti-Terrorism Laws” means all Requirements of Law of any jurisdiction related to terrorism financing or money laundering, including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and Executive Order 13224 (effective September 24, 2001).

“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Aggregate Commitments at such time (and if the Aggregate Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Aggregate Commitments most recently in effect, giving effect to any assignments); provided that, when a Defaulting Lender shall exist, Section 2.18(c) shall apply.

“Applicable Rate” means, for any day, (a) with respect to ABR Loans, the per annum rate set forth in Schedule 1.01A under the heading “Applicable Rate for ABR Loans”, (b) with respect to Term Benchmark Loans and RFR Loans, the per annum rate set forth in Schedule 1.01A under the heading “Applicable Rate for Term SOFR / RFR Loans” and (c) with respect to commitment fees, the per annum rate set forth in Schedule 1.01A under the heading “Commitment Fee Rate”, in each case based upon the Borrower’s Index Debt Rating as of such day. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change in the Index Debt Rating and ending on the date immediately preceding the effective date of the next such change.

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“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an Approved Electronic Platform) approved by the Administrative Agent.

“Authorized Officer” means as to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, the assistant treasurer, the general counsel or any executive vice president or senior vice president of such Person (or, in the case of any limited partnership without its own officers, any of the foregoing of the general partner of such limited partnership). Unless otherwise specified, all references to an Authorized Officer herein or in any other Loan Document shall mean an Authorized Officer of the Borrower.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Aggregate Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

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“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (a) RFR Loan, the Daily Simple SOFR or (b) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            the Adjusted Daily Simple SOFR;

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

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“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (a) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (b) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

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(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means any fund or investment vehicle (or advisor entity thereto) that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course of business.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is also a U.S. Government Securities Business Day.

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“CERCLA” has the meaning assigned to such term in the definition of “Environmental Laws.”

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of, or compliance with, any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or requirements and directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines or requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means that (a) any Person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934) shall beneficially own, directly or indirectly, 35% or more of the common stock or other voting securities of the Borrower; or (b) any event that constitutes a “Change of Control” (or similar defined term) as defined in any of the Senior Notes Indentures (other than, with respect to such event, any Senior Notes Indenture of an issuer or borrower that is then being acquired by the Borrower or any Restricted Subsidiary in a Permitted Acquisition or other acquisition or Investment permitted hereunder) shall have occurred that permits the acceleration of, or requires the Borrower to purchase or offer to purchase, the applicable Senior Notes and such event is not otherwise the subject of any covenant in Article VI or any other Event of Default.

“Charges” has the meaning assigned to such term in Section 9.15.

“Class” when used in reference to any Loan or Borrowing, refers to whether or not such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Syndication Agent” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Canadian Imperial Bank of Commerce, New York Branch, Citibank, N.A., Citizens Bank, N.A., Mizuho Bank, Ltd., PNC Bank, National Association, Royal Bank of Canada, The Toronto-Dominion Bank, New York Branch, Truist Bank and Wells Fargo Bank, N.A., and, collectively, the “Co-Syndication Agents”.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.19, (b) reduced or terminated from time to time pursuant to Section 2.07 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”, or in the applicable documentation pursuant to which such Lender shall have assumed its Commitment pursuant to the terms hereof, as applicable.

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“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 8.03(c), including through an Approved Electronic Platform.

“Company Materials” has the meaning assigned to such term in Section 5.01.

“Compliance Certificate” means a certificate of the Borrower executed on its behalf by a Financial Officer substantially in the form of Exhibit G-2, (a) certifying as to whether a Default or Event of Default has occurred and, if any Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant as of the date of the financial statements accompanying such certificate and (c) stating whether any change in GAAP or in the application thereof has occurred since the date of Borrower’s consolidated financial statements most recently delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) which, together with the Borrower or any of its Subsidiaries, are (a) treated as a single employer under Section 414 of the Code or (b) under common control, within the meaning of Section 4001(a)(14) of ERISA.

“Corresponding Tenor”, with respect to any Available Tenor, means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time, it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of Credit Exposure for purposes of calculating the commitment fee under Section 2.10(a).

“Credit Extension” means a Borrowing, the issuance, amendment or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

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“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with the particular default, if any, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (which condition precedent, together with the particular default, if any, shall be specifically identified in such writing or public statement) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is, on the date of such certification, financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Dispose” means to sell, lease, sell and leaseback, assign, farm out, exchange, convey or otherwise transfer (excluding the granting of a Lien on) any Property. “Disposition” has a meaning correlative thereto.

“Disqualified Stock” means any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, in each case (determined as of the date of issuance), on or prior to the date that is 91 days after the Maturity Date at the time of issuance of such Equity Interests; provided that (i) any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into which such Equity Interest is convertible or for which such Equity Interest is exchangeable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of any change of control or any Disposition occurring prior to the date that is 91 days after the Maturity Date at the time of issuance of such Equity Interests shall not constitute Disqualified Stock if such Equity Interest provides that the issuer thereof will not redeem any such Equity Interest pursuant to such provisions prior to Payment in Full and (ii) any Equity Interests that are issued to any employee or to any plan for the benefit of future, present or former employees, directors, managers or consultants of the issuer or any subsidiary thereof or by any such plan to such employees, directors, managers or consultants shall not constitute Disqualified Stock solely because such Equity Interests may be required to be repurchased by the issuer thereof as a result of such person’s termination, death or disability or in order to satisfy applicable statutory or regulatory obligations.

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“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means December 9, 2022.

“Effective Date Agreement” means this Agreement, as was in effect on the Effective Date.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all Requirements of Law and all codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters (regarding Hazardous Materials), including without limitation the Oil Pollution Act of 1990, the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970 (regarding Hazardous Materials), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Natural Gas Pipeline Safety Act of 1968, the Hazardous Liquid Pipeline Safety Act of 1979, including any amendments thereto, and other environmental conservation or protection Requirements of Law.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement the extent to which liability is assumed or imposed with respect to any of the foregoing.

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“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding debt securities convertible or exchangeable into such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 9, 2021, among the Borrower, MUFG Bank, LTD., as administrative agent and collateral agent, and the other lenders and persons from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Effective Date.

“Existing Letters of Credit” means, collectively, the letters of credit set forth on Schedule 2.04 and that are designated as “Existing Letters of Credit”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

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“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, which obligations are required to be classified and accounted for as a capital lease or financing lease on a balance sheet of such Person under GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that (a) any obligation to pay rent or other amounts under any lease or other agreement (whether entered into before or after the Effective Date) that would have been classified as an operating lease pursuant to GAAP as in effect on December 31, 2018 will be deemed not to represent a Finance Lease Obligation and (b) any obligation to pay amounts under any agreement (whether entered into before or after the Effective Date) that provides for services and the right to use equipment will be deemed not to represent a Finance Lease Obligation (but only to the extent such obligation would not have been capitalized on a balance sheet of such Person prepared in accordance with GAAP as in effect on December 31, 2018).

“Financial Covenant” means the covenant set forth in Section 6.04.

“Financial Officer” means the chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller or any senior vice president in charge of treasury and/or accounting of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).

“Fiscal Quarter” means a fiscal quarter of the Borrower, ending on the last day of each March, June, September and December.

“Fiscal Year” means a fiscal year of the Borrower, ending on December 31 of each year.

“Fitch” means Fitch Ratings Inc. or any successor to the ratings agency business thereof.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate and Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to any of the foregoing interests. Unless otherwise expressly provided herein, all references in this Agreement to “Hydrocarbon Interests” refer to Hydrocarbon Interests owned at the time in question by the Borrower and its Subsidiaries.

“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of any Person, including all oil in tanks.

“Increasing Lender” has the meaning assigned to such term in Section 2.19(a).

“Incremental Agreement” has the meaning assigned to such term in Section 2.19(b)(ix).

“Incremental Increase” has the meaning assigned to such term in Section 2.19(a).

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“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements related to Property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on Property (excluding any Equity Interests in joint ventures to the extent the Liens on such Equity Interests secure Indebtedness of such joint venture that is nonrecourse to such Person) owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that the amount of such Indebtedness on any date of determination will be the lesser of (i) the book value of such Property at such date of determination and (ii) the amount of such Indebtedness of such other Person), (f) all Guarantees by such Person of Indebtedness of others, (g) all Finance Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment) and (k) all Disqualified Stock of such Person. The Indebtedness of any Person (i) shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) shall not include (A) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business, (B) any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or United States government bonds or other cash equivalents (in an amount sufficient to satisfy all obligations relating to such Indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness (and subject to no other Liens) in accordance with the applicable terms of the instrument governing such Indebtedness, but only to the extent that such defeasance has been made in a manner not prohibited by this Agreement or (C) the aggregate principal amount of Indebtedness permitted to be incurred hereunder to the extent that the net cash proceeds thereof (I) are required to be placed in escrow pending consummation of a specified transaction, (II) are held in a segregated escrow account and (III) have not been released to the account of the Borrower or any of its Subsidiaries or for the benefit of the Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Index Debt Rating” means a rating of the senior unsecured long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than a Loan Party) or subject to any other credit enhancement.

“Industry Competitor” means (a) any Person (other than any Loan Party or any of their Affiliates or Subsidiaries) that is identified to the Administrative Agent by email to JPMDQ_Contact@jpmorgan.com (or any other email address designated by the Administrative Agent) from time to time as being actively engaged as one of its principal businesses in the exploration or development of Oil and Gas Properties or the production or marketing of Hydrocarbons; provided that no written notice delivered pursuant to this clause (a) shall become effective until three (3) Business Days after such written notice is delivered to the Administrative Agent and (b) Affiliates of such Persons set forth in clause (a) (other than any such Affiliate which is a Bona Fide Debt Fund if the applicable Person set forth in clause (a) does not direct or cause the direction of the investment policies of such Bona Fide Debt Fund) that are clearly identifiable solely on the basis of the similarity of such Affiliate’s name; provided that (i) the Borrower shall be permitted to remove a Person as an Industry Competitor by providing written notice to the Administrative Agent and (ii) no Person shall retroactively become an Industry Competitor if (A) such Person has previously (I) become a Lender or a Participant or committed to become a Lender or a Participant or (II) entered into a trade to become a Lender or a Participant and (B) such Person has not ceased being a Lender or a Participant thereafter.

“Industry Competitor List” has the meaning assigned to such term in Section 9.04(e)(iv).

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Information” has the meaning assigned to such term in Section 9.12.

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“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing which shall be substantially in the form attached hereto as Exhibit E-3 or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), (i) the last day of each March, June, September and December and (ii) the Maturity Date, (b) with respect to any Term Benchmark Loan, (i) the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (ii) the Maturity Date, (c) with respect to any Swingline Loan, (i) the day that such Loan is required to be repaid and (ii) the Maturity Date and (d) with respect to any RFR Loan, (i) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability of the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.12(e) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as applied to any Person, any direct or indirect (a) purchase or other acquisition (including pursuant to any merger or consolidation with any Person) of any Equity Interests, evidences of Indebtedness or other securities of any other Person, (b) loan or advance made by such Person to any other Person, (c) Guarantee, assumption or other incurrence of liability by such Person of or for any Indebtedness of any other Person, (d) capital contribution or other investment by such Person in any other Person or (e) purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting all or substantially all of such Person’s assets or a business unit.

“Investment Grade Date” has the meaning assigned to such term in the Pre-Investment Grade Date Agreement.

“Investment Grade Date Continuing Required Subsidiary Guarantor” means any Subsidiary of the Borrower that (a) is party to the Pre-Investment Grade Date Subsidiary Guaranty immediately prior to the Investment Grade Date and (b) directly after the Investment Grade Date, Guarantees (i) any Senior Notes or (ii) any other Indebtedness of the Borrower in excess of $50,000,000 (after giving effect to any provisions in the Senior Notes and the definitive documentation for such other Indebtedness operating to release such Guarantees in connection with the occurrence of the Investment Grade Date).

“IRS” means the United States Internal Revenue Service.

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“Issuing Bank” means each of (a) JPMorgan, (b) Bank of America, N.A., (c) Citibank, N.A., (d) Mizuho Bank, Ltd., (e) PNC Bank, National Association, (f) Royal Bank of Canada, (g) The Toronto-Dominion Bank, New York Branch, (h) Truist Bank, (i) Wells Fargo Bank, N.A. and (j) any other Lender identified by the Borrower pursuant to Section 2.04(i) (and reasonably acceptable to the Administrative Agent) that agrees to act as an Issuing Bank, in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“Issuing Bank Agreement” has the meaning assigned to such term in Section 2.04(i)(iv).

“Joint Lead Arranger” means each of JPMorgan, BOFA Securities, Inc., Canadian Imperial Bank of Commerce, New York Branch, Citibank, N.A., Citizens Bank, N.A., Mizuho Bank, Ltd., PNC Capital Markets LLC, RBC Capital Markets2, TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, and, collectively, the “Joint Lead Arrangers”.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Knowledge” means, with respect to any Person, the actual knowledge of any Authorized Officer of such Person.

“LC Collateral Account” has the meaning assigned to such term in Section 2.04(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Total LC Exposure at such time.

“LC Issuance Limit” means, with respect to each Issuing Bank, the amount set forth on Schedule 1.01C opposite such Issuing Bank’s name or such greater amount as such Issuing Bank and the Borrower may agree in writing from time to time, or in the case of (a) any Lender that became an Issuing Bank on or after Effective Date but prior to the Investment Grade Date or (b) any Lender that becomes an Issuing Bank on or after the Investment Grade Date as contemplated by Section 2.04(i), the amount set forth in the Issuing Bank Agreement executed by such Lender or such greater amount as such Issuing Bank and the Borrower may agree in writing from time to time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and each Issuing Bank.

2 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

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“Lender-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Letter of Credit” means any standby letter of credit issued (or deemed issued) pursuant to this Agreement, including (a) the Existing Letters of Credit and (b) any Qualifying Acquired Letter of Credit.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.04(b).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any Property, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge in the nature of a security interest or security interest in, on or of such Property, (b) the interest of a vendor or a lessor under any conditional sale agreement, lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans and advances made by the Lenders to the Borrower pursuant to this Agreement, including Swingline Loans.

“Loan Documents” means this Agreement, the Notes (if any), the Subsidiary Guaranty (if any) and all other agreements, instruments and certificates now or hereafter executed and delivered by any Loan Party to, or in favor of, the Administrative Agent pursuant to or in connection with any of the foregoing. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, waivers, supplements or other modifications thereto.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor (if any), and “Loan Party” means any one of them.

“Majority Lenders” means, subject to Section 2.18(c), (a) at any time when no Loans are outstanding and there is no LC Exposure, Lenders having more than fifty percent (50%) of the Aggregate Commitments at such time, and (b) at any time when any Loans are outstanding or any LC Exposure is outstanding, Lenders having Credit Exposures and Unused Commitments representing more than fifty percent (50%) of the sum of the Total Credit Exposure and unused Aggregate Commitments at such time, provided that for purposes of declaring the Loans to be due and payable pursuant to Section 7.01, and for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Aggregate Commitments expire or terminate, then as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining the Credit Exposure of such Lender to the extent such Lender shall have funded its participation in the outstanding Swingline Loans to the extent required under Section 2.20(c).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to fully and timely pay the Obligations when due or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

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“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit and any undrawn letter of credit or similar obligation), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $125,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means December 9, 2027.

“Maximum LC Issuance Amount” means $500,000,000.

“Maximum Rate” has the meaning assigned to such term in Section 9.15.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the ratings agency business thereof.

“MUFG Letters of Credit” means, collectively, the letters of credit set forth on Schedule 2.04 and that are designated as “MUFG Letters of Credit”.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA as to which the Borrower, any of its Subsidiaries or any member of the Controlled Group has or could have any liability (contingent or otherwise).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loans made by such Lender, substantially in the form of Exhibit F.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates as so determined shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Disbursements, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any Loan Party to any Credit Party or any indemnified party, whether or not contingent, arising or incurred under this Agreement or any of the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

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“Oil and Gas Properties” means (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or any interests therein or to the production, transportation, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, including all compressor sites, settling ponds and equipment or pipe yards and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, immovable or moveable, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, steam generation facilities, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided, all references herein to “Oil and Gas Properties” means Oil and Gas Properties of the Borrower and its Subsidiaries.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, and (d) with respect to any limited liability company, its certificate of formation or articles of organization and its limited liability company agreement or operating agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

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“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment” has the meaning assigned to such term in Section 8.06(c)(i).

“Payment in Full” means the Aggregate Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) shall have been paid in full in cash and all Letters of Credit shall have expired or terminated (or have been cash collateralized in the manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements satisfactory to the applicable Issuing Bank have been made), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed in full in cash.

“Payment Notice” has the meaning assigned to such term in Section 8.06(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA as to which the Borrower, any of its Subsidiaries or any member of the Controlled Group (a) may be or be deemed to be an “employer” as defined in Section 3(5) of ERISA or (b) has or could have any liability (contingent or otherwise).

“Pre-Investment Grade Date Agreement” means this Agreement, as in effect immediately prior to the Investment Grade Date.

“Pre-Investment Grade Date Subsidiary Guaranty” means the Subsidiary Guaranty, as defined in the Pre-Investment Grade Date Agreement and as in effect immediately prior to the Investment Grade Date.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

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“Priority Indebtedness” means (a) any (i) Indebtedness of the Borrower or any Subsidiary Guarantor or (ii) obligations in respect of any Swap Agreement of the Borrower or any Subsidiary Guarantor, in each case for clauses (i) or (ii), secured by a Lien and (b) any (i) Indebtedness of any Subsidiary that is not a Subsidiary Guarantor or (ii) obligations in respect of any Swap Agreement of any Subsidiary that is not a Subsidiary Guarantor. For purposes of determining obligations in respect of any Swap Agreement, the “principal amount” of such obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary (or Subsidiary Guarantor) would be required to pay if such Swap Agreement were terminated at such time.

“Pro Forma Financial Covenant Compliance” means, as of any date of determination, with respect to any transaction to occur on such date, the Total Indebtedness to Capitalization Ratio, determined as of the last day of the most recently ended Fiscal Quarter for which Financial Statements have been delivered or are required to have been delivered pursuant to Section 5.01, after giving effect to such transaction as if such transaction had occurred on the last day of such Fiscal Quarter, is not less than the required amount set forth in Section 6.04.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned or leased by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualifying Acquired Letter of Credit” means, in connection with any permitted acquisition of or Investment in, a Person that becomes a Subsidiary as a result of such transaction or is merged into or consolidated with the Borrower or a Subsidiary pursuant to such transaction, any outstanding letter of credit issued for the account of such Person under any credit facility in existence prior to the closing date of such permitted acquisition or Investment (such date, the “Acquisition Closing Date”) meeting the following requirements:

(a)            such letter of credit is identified as a “Qualifying Acquired Letter of Credit” in a written notice to the Administrative Agent delivered at least five (5) Business Days prior to the Acquisition Closing Date (or such shorter period as the Administrative Agent may agree in its sole discretion);

(b)            the issuer of such letter of credit is a Lender and an Issuing Bank (or, concurrently with the closing of such permitted acquisition or Investment, becomes a Lender and an Issuing Bank pursuant to the terms of this Agreement);

(c)            after deeming such letter of credit to be a Letter of Credit issued under this Agreement, (i) the portion of the Total LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not, unless such Issuing Bank shall so agree in its sole discretion, exceed the LC Issuance Limit of such Issuing Bank, (ii) the Total LC Exposure will not exceed the Maximum LC Issuance Amount, (iii) no Lender’s Credit Exposure will exceed its Commitment and (iv) the Total Credit Exposure will not exceed the Aggregate Commitments; and

(d)            all conditions precedent to Credit Extensions set forth in Section 4.02 are satisfied with respect to such letter of credit as of the Acquisition Closing Date, as if such letter of credit was a new Letter of Credit requested by the Borrower to be issued under this Agreement on the Acquisition Closing Date.

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“Rating Agencies” means each of Moody’s, S&P and Fitch.

“RCRA” has the meaning assigned to such term in the definition of “Environmental Laws.”

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redemption” means, with respect to any Indebtedness or Disqualified Stock or preferred equity, the redemption, purchase, repurchase, defeasance, discharge, prepayment, repayment, conversion, exchange or other acquisition or retirement for value of such Indebtedness. The term “Redeem” has a meaning correlative thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” means Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Relevant Governmental Body” means the Board and/or the NYFRB or a committee officially endorsed or convened by the Board or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (b) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Sections 4043(a) or 302(c) of ERISA or Section 412(c) of the Code.

“Requirement of Law” means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“RFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Rating Services, Standard & Poor’s Financial Services LLC, or any successor to the ratings agency business thereof.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person that is the subject or target of any Sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Japan, Canada, or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50-percent or more owned or, where relevant under applicable Sanctions, controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Japan, Canada, or His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Senior Notes” means, collectively, any senior notes issued pursuant to any Senior Notes Indentures.

“Senior Notes Indentures” means, collectively, any indenture entered into by the Borrower or any Subsidiary with respect to the issuance of senior notes, as amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” has the meaning assigned to such term under Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise specified, all references herein to a Significant Subsidiary or Significant Subsidiaries shall refer to a Significant Subsidiary or Significant Subsidiaries of the Borrower.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

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“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Specified Event of Default” means any Event of Default described in Section 7.01(b), 7.01(g) or 7.01(h).

“Stockholders’ Equity” means, as of any date, the total stockholders’ equity of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that is a party to the Subsidiary Guaranty as a guarantor.

“Subsidiary Guaranty” means a guaranty of the Borrower’s obligations hereunder in substantially the form of Exhibit H or any other form approved by the Administrative Agent and the Borrower.

“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means $50,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time, other than with respect to any Swingline Loans made by such Lender in its capacity as the Swingline Lender, and (b) the aggregate principal amount of all Swingline Loans made by such Lender in its capacity as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

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“Swingline Lender” means JPMorgan.

“Swingline Loan” means a Loan made pursuant to Section 2.20.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Credit Exposure” means, at any time, the sum of the Credit Exposures of all Lenders at such time; provided that clause (a) of the definition of “Swingline Exposure” shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Total Indebtedness” means, as of any date, (a) all Indebtedness of the Borrower and its Subsidiaries as of such date, minus (b) any Indebtedness of the Borrower and its Subsidiaries that has been issued or incurred for the purpose of financing any acquisition or other Investment not prohibited hereunder prior to the closing date of such acquisition or Investment; provided that (i) the proceeds of such Indebtedness are held as cash or cash equivalents for the purpose of repaying or redeeming such Indebtedness if such acquisition or Investment is not closed and (ii) not more than 180 days have elapsed since the date of issuance or incurrence of such Indebtedness.

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“Total Indebtedness to Capitalization Ratio” means, as of any date, the ratio of (a) Total Indebtedness as of such date to (b) the sum of (i) Total Indebtedness as of such date and (ii) Stockholders’ Equity as of such date.

“Total LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender with respect to such Letter of Credit shall remain in full force and effect until the applicable Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to such Letter of Credit.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the Credit Extensions and the use of the proceeds thereof, including the refinancing of the Existing Credit Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, Adjusted Daily Simple SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unused Commitment” means, at any time with respect to any Lender, the Commitment of such Lender then in effect minus the Credit Exposure of such Lender at such time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

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“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” means a Subsidiary of the Borrower of which all issued and outstanding Equity Interests (excluding directors’ qualifying shares or similar jurisdictional requirements) is directly or indirectly owned by the Borrower.

“Withholding Agent” means the Borrower, any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02            Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or may be classified by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class classified (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or “RFR Revolving Borrowing”).

Section 1.03            Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time (including prior to the Effective Date) amended, restated, amended and restated, supplemented or otherwise modified (subject to, in the case of any amendments, restatements, amendments and restatements, supplements or modifications effected on or after the Effective Date, any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) with respect to the determination of any period of time, the word “from” means “from and including”, the word “to” means “to but excluding” and the word “through” means “through and including” and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Section 1.04            Accounting Terms; GAAP. Except as expressly provided for herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (a) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05            Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.12(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

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Section 1.06            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit agreement or application related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.08            Rating Agency Changes. If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, but not for the avoidance of doubt, if the Borrower merely ceases to be rated by any Rating Agency, the Borrower and the Lenders shall negotiate in good faith to amend (a) the definitions of “Applicable Rate” and/or “Index Debt Rating,” (b) this Section 1.08, (c) Schedule 1.01A and/or (d) any other provision of this Agreement pertaining to Index Debt Ratings to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the applicable Index Debt Rating shall be deemed to be the Index Debt Rating most recently in effect prior to such change or cessation.

ARTICLE II
The Credits

Section 2.01            Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.08(a)) in (a) the amount of such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the Total Credit Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02            Loans and Borrowings.

(a)            Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.20.

(b)            Subject to Section 2.12, each Revolving Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.05, 2.12, 2.13, 2.14, 2.15 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

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(c)            At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000; provided that a Swingline Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Term Benchmark Borrowings or RFR Borrowings outstanding.

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03            Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by electronic mail (a) in the case of a Term Benchmark Borrowing, not later than 1:00 p.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and signed by an Authorized Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate principal amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(iv)          in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the amount of the Aggregate Commitments, the current Total Credit Exposure (without regard to the requested Borrowing) and the pro forma Total Credit Exposure (giving effect to the requested Borrowing); and

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05, or, in the case of an ABR Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e), the identity of the Issuing Bank that has made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

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Section 2.04            Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue any Letter of Credit (i) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally, (iii) the proceeds of which would be made available to any Person to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, in violation of applicable Sanctions, or (iv) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)            Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension (other than an automatic extension permitted pursuant to paragraph (c) of this Section 2.04) of an outstanding Letter of Credit), the Borrower shall hand deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent, prior to 12:00 Noon, New York City time, at least three (3) Business Days (or such shorter period of time as the applicable Issuing Bank may agree in its sole discretion) prior to the requested date of issuance, amendment or extension, a notice:

(i)            requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended;

(ii)           specifying the date of issuance, amendment or extension (which shall be a Business Day);

(iii)          specifying the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.04);

(iv)          specifying the amount of such Letter of Credit; and

(v)           specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit.

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If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”) in connection with any request for a Letter of Credit (other than an Existing Letter of Credit). A Letter of Credit shall be issued, amended or extended by an Issuing Bank only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (a) the portion of the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank will not, unless such Issuing Bank shall so agree in its sole discretion, exceed the LC Issuance Limit of such Issuing Bank, (b) the Total LC Exposure will not exceed the Maximum LC Issuance Amount, (c) no Lender’s Credit Exposure will exceed its Commitment and (d) the Total Credit Exposure will not exceed the Aggregate Commitments.

(c)            Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) unless a later date is otherwise agreed to in writing by the applicable Issuing Bank and the Administrative Agent, the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the extension thereof for additional one-year periods (so long as no such extension violates the foregoing clause (ii)).

(d)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.04(e), or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Maturity Date. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars an amount equal to such LC Disbursement not later than 5:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 5:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, at its election and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or 2.20 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

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(f)             Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.04(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, any Letter of Credit Agreement or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Requirements of Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. The obligations of the Borrower under this Agreement and the other Loan Documents regarding Letters of Credit, including this Section 2.04, shall survive after the Maturity Date and termination of this Agreement for so long as any LC Exposure exists.

(g)            Disbursement Procedures. Each Issuing Bank shall, within the time period stipulated by the terms and conditions of such Letter of Credit (or if no such time period is so stipulated, promptly), examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by electronic mail of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

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(h)            Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at a rate per annum equal to (i) for any day prior to the date on which such payment by the Borrower is due in accordance with Section 2.04(e), the Federal Funds Effective Rate and (ii) thereafter, the rate per annum then applicable to ABR Revolving Loans plus 2%. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.04(e) to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)             Termination, Replacement and Resignation of an Issuing Bank; Additional Issuing Banks.

(i)            Any Issuing Bank may be terminated at any time upon not less than ten (10) Business Days’ prior written notice by the Borrower to the Administrative Agent and such Issuing Bank. The Administrative Agent shall notify the Lenders of any such termination of an Issuing Bank. After the termination of an Issuing Bank hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such termination, but shall not be required to amend or extend any such Letter of Credit or to issue additional Letters of Credit.

(ii)           Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit to be issued by it thereafter and (B) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such successor in its capacity as an Issuing Bank. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to amend or extend any such Letter of Credit or to issue additional Letters of Credit.

(iii)          Subject to the appointment and acceptance of a successor Issuing Bank in accordance with Section 2.04(i)(ii) above, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders.

(iv)          From time to time, the Borrower may, by notice to the Administrative Agent and the Lenders, designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form reasonably satisfactory to the Borrower and the Administrative Agent, shall set forth the LC Issuance Limit of such Lender and shall be executed by such Lender, the Borrower and the Administrative Agent and, from and after the effective date of such Issuing Bank Agreement, such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

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(j)             Cash Collateralization. If the Borrower is required to deposit cash collateral pursuant to Section 2.09 or 7.02, it will establish on or prior to such date, and thereafter maintain so long as any Letter of Credit is outstanding or any amount is payable to any Issuing Bank or the Lenders in respect of any Letter of Credit, a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Section 9.01, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, and in which the Borrower shall have no interest. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Issuing Banks and the Lenders, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the LC Collateral Account, to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding 30 days. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements made by the Issuing Banks for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Total LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing greater than 50% of the Total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.09, such amount shall be returned to the Borrower to the extent that, after giving effect to such return, the Total Credit Exposure would not exceed the Aggregate Commitments and no Default or Event of Default shall have occurred and be continuing. The Administrative Agent agrees that upon Payment in Full, the Administrative Agent will deliver all remaining funds in the LC Collateral Account to the Borrower (or such other Person as is entitled thereto under applicable Requirements of Law). If the Administrative Agent determines that any Person other than the Borrower is entitled to such remaining funds, the Administrative Agent shall use reasonable efforts to give the Borrower notice of such determination in advance of delivering such funds to any other Person, but the Administrative Agent shall have no liability for the failure to deliver such notice.

(k)            Qualifying Acquired Letters of Credit. On each Acquisition Closing Date, each applicable Qualifying Acquired Letter of Credit shall be deemed to have been issued as a Letter of Credit under this Agreement by the applicable Issuing Bank, and such Issuing Bank shall be deemed, without further action by any party hereto, to have granted to each of the Lenders, and each Lender shall be deemed, without further action by any party hereto, to have acquired from such Issuing Bank, a participation (on the terms specified in this Section 2.04) in such Qualifying Acquired Letter of Credit equal to such Lender’s Applicable Percentage thereof. Each Lender acknowledges and agrees that its obligation to acquire participations in Qualifying Acquired Letters of Credit pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each payment by a Lender in respect of such participations shall be made without any offset, abatement, withholding or reduction whatsoever.

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(l)             Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) promptly following the end of each calendar month, the aggregate amount of Letters of Credit issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letter of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any payment under any Letter of Credit, the date of such payment under such Letter of Credit and the amount of such payment, (iv) on any Business Day on which the Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(m)           Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.05            Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.20. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of ABR Loans, prior to 2:00 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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Section 2.06            Interest Elections.

(a)            Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type (other than an RFR Borrowing unless a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement”) or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.06. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, this Section 2.06 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable and shall be signed by an Authorized Officer of the Borrower. Notwithstanding any contrary provision herein, this Section 2.06 shall not be construed to permit the Borrower to elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d).

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)          if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

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(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing and RFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.07            Termination and Reduction of Commitments.

(a)            Scheduled Termination of Commitments. Unless previously terminated, the Aggregate Commitments shall terminate on the Maturity Date.

(b)            Voluntary Termination and Reduction of Aggregate Commitments.

(i)            The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitments; provided that (A) each reduction of the Aggregate Commitments shall be in an amount that is an integral multiple of $10,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the Total Credit Exposure would exceed the Aggregate Commitments or any Lender’s Credit Exposure would exceed its Commitment.

(ii)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under paragraph (b) of this Section 2.07 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of the Aggregate Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Commitments shall be permanent. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Aggregate Commitments.

Section 2.08            Repayment of Loans; Evidence of Debt.

(a)            The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

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(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(e)            Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.09            Prepayment of Loans.

(a)            Voluntary Prepayments.

(i)            The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of Section 2.09(a)(ii).

(ii)           The Borrower shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lender) by electronic mail of any prepayment under this Section 2.09(a), (A) in the case of prepayment of a Term Benchmark Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (B) in the case of prepayment of an RFR Borrowing, not later than 1:00 p.m., New York City time, five (5) U.S. Government Securities Business Days before the date of prepayment, (C) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment, or (D) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.

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(b)            Mandatory Prepayments upon Commitment Terminations and Reductions. If, after giving effect to any termination or reduction of the Aggregate Commitments pursuant to Section 2.07(a) or (b), the Total Credit Exposure exceeds the Aggregate Commitments (as reduced), then (i) the Borrower shall prepay the Revolving Loans and/or Swingline Loans in an aggregate principal amount equal to such excess, and (ii) if any excess remains after prepaying all of the Revolving Loans and Swingline Loans as a result of LC Exposure, the Borrower shall cash collateralize such remaining excess as provided in Section 2.04(j). The Borrower shall be obligated to make such prepayment and/or deposit of such cash collateral on the date of the effectiveness of such termination or reduction.

(c)            Application of Prepayments. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Additionally, each prepayment of a Borrowing (other than pursuant to Section 2.09(a), which such prepayments shall be applied at the Borrower’s direction) shall be applied, first, ratably to any Swingline Loans then outstanding, second, ratably to any ABR Borrowings then outstanding, third, to any RFR Borrowings then outstanding, and, fourth, to any Term Benchmark Borrowings then outstanding, and if more than one Term Benchmark Borrowing is then outstanding, to each such Term Benchmark Borrowing in order of priority beginning with the Term Benchmark Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Term Benchmark Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(d)            Interest and Break Funding Payments to Accompany Prepayments. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.11 and (ii) break funding payments pursuant to Section 2.14.

Section 2.10            Fees.

(a)            The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Unused Commitment of such Lender during the period from and including the Investment Grade Date to but excluding the date on which the Aggregate Commitments terminate (it being understood and agreed that any accrued but unpaid commitment fees accrued through the date immediately prior to the Investment Grade Date under Section 2.10(a) of the Pre-Investment Grade Date Agreement shall remain payable under this Agreement). Accrued commitment fees, as well as all accrued and unpaid commitment fees accrued through the date immediately prior to the Investment Grade Date under Section 2.10(a) of the Pre-Investment Grade Date Agreement, shall be payable in arrears on the fifteenth day following the last day of March, June, September and December of each year and on the date on which the Aggregate Commitments terminate, commencing on the first such date to occur after the Investment Grade Date; provided that any commitment fees accruing after the date on which the Aggregate Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

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(b)            The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Investment Grade Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure (it being understood and agreed that all accrued and unpaid participation fees accrued through the date immediately prior to the Investment Grade Date under Section 2.10(b)(i) of the Pre-Investment Grade Date Agreement shall remain payable under this Agreement), and (ii) to each Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at a rate of 0.125% per annum on the average daily amount of the Total LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Investment Grade Date to but excluding the later of the date of termination of the Aggregate Commitments and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank (it being understood and agreed that all accrued and unpaid fronting fees accrued through the date immediately prior to the Investment Grade Date under Section 2.10(b)(ii) of the Pre-Investment Grade Date Agreement shall remain payable under this Agreement), as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year, as well as all accrued and unpaid participation fees and fronting fees accrued through the date immediately prior to the Investment Grade Date under Section 2.10(b) of the Pre-Investment Grade Date Agreement, shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Investment Grade Date; provided that all such fees shall be payable on the date on which the Aggregate Commitments terminate and any such fees accruing after the date on which the Aggregate Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.11            Interest.

(a)            The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            The Loans comprising each RFR Borrowing shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.

(d)            Notwithstanding the foregoing, during the occurrence and continuance of a Specified Event of Default, (i) the principal amount of all overdue Loans shall automatically bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount outstanding hereunder, such amount shall automatically accrue interest at 2% plus the rate applicable to ABR Loans.

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(e)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Aggregate Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)             All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.12            Alternate Rate of Interest.

(a)            Subject to Sections 2.12(b), 2.12(c), 2.12(d), 2.12(e) and 2.12(f), if:

(i)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including, without limitation, because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR; or

(ii)           the Administrative Agent is advised by the Majority Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing that the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, or (B) at any time, the applicable Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by email or Approved Electronic Platforms as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.06 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.12(a)(i) or (ii) above or (2) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.12(a)(i) or (ii) above. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.12(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.06 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.12(a)(i) or 2.12(a)(ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.12(a)(i) or 2.12(a)(ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

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(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action by or consent of any other party to this Agreement or any other Loan Document.

(d)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

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(f)             Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing and any conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to (i) with respect to any Term Benchmark Borrowing, an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (ii) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.12, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 2.13            Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;

(ii)           impose on any Lender or any Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

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(b)            If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13, setting forth in reasonable detail the calculation of such amount or amounts, shall be delivered to the Borrower and shall be rebuttable presumptive evidence of such amount or amounts. Any Lender’s determination of any such amount or amounts shall be made in good faith (and not on an arbitrary or capricious basis) and substantially consistent with similarly situated customers of such Lender under agreements having provisions similar to Section 2.13(a) or 2.13(b), as applicable, after consideration of such factors as such Lender then reasonably determines to be relevant. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)            Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14            Break Funding Payments.

(a)            With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.09), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09 and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17 or (v) the effectiveness of any Incremental Increase other than on the last day of the Interest Period applicable to outstanding Term Benchmark Loans, then (unless waived in connection therewith), in any such event, the Borrower shall, after receipt of the certificate described in Section 2.14(c) by any Lender affected by any such event, compensate each Lender for the loss, cost and expense attributable to such event.

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(b)            With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.09), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09 and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.17 or (iv) the effectiveness of any Incremental Increase other than on the Interest Payment Date applicable to outstanding RFR Loans, then, in any such event, the Borrower shall, after receipt of the certificate described in Section 2.14(c) by any Lender affected by any such event, compensate each Lender for the loss, cost and expense attributable to such event.

(c)            If any Lender elects to request compensation pursuant to this Section 2.14, such Lender shall deliver to the Borrower a certificate setting forth the amount of such compensation and the basis for such compensation (such certificate to be conclusive absent manifest error). The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand.

(d)            Notwithstanding the foregoing, this Section 2.14 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.15 shall govern.

Section 2.15            Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)             Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(f)(ii)(A), 2.15(f)(ii)(B) and 2.15(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

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(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)             Defined Terms. For purposes of this Section 2.15, the term “Lender” includes each Issuing Bank and the term “applicable Requirements of Law” includes FATCA.

Section 2.16            Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)            Except as provided in Section 2.04(e), the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except payments to be made directly to any Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

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(b)            Any proceeds realized from the liquidation or other disposition of collateral or otherwise received by the Administrative Agent not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.09(c)) or after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Majority Lenders so direct, shall be applied as follows:

(i)            first, pro rata to pay that portion of the Obligations constituting fees, indemnities, expense reimbursements and other amounts payable to the Administrative Agent in its capacity as such, the Swingline Lender in its capacity as such and each Issuing Bank in its capacity as such;

(ii)           second, pro rata to pay that portion of the Obligations constituting fees, indemnities, expense reimbursements and other amounts payable (other than principal and interest) to the Lenders;

(iii)          third, pro rata to pay accrued interest on the Loans;

(iv)          fourth, pro rata to the payment or prepayment of principal of the Loans and unreimbursed LC Disbursements;

(v)           fifth, to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations; and

(vi)          sixth, to the payment of any other Obligation due to the Administrative Agent or any Credit Party.

The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c)            The Borrower hereby irrevocably authorizes the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder.

(d)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements (if applicable) or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements (if applicable) and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements (if applicable) and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements (if applicable)and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

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(e)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(f)             If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.16(e), 2.20 or 9.03(c), then the Administrative Agent may (but shall not be obligated to), in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or any Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section (in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion).

Section 2.17            Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.13, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)            If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender is a Non-Consenting Lender or (v) the Person serving as the Administrative Agent has received a written notice of removal in its capacity as Administrative Agent from the Majority Lenders or the Borrower pursuant to Article VIII, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.13 or 2.15) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and such Lender shall execute and deliver an Assignment and Assumption in connection therewith (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from a Lender being a Non-Consenting Lender, such assignment shall be to an assignee that is not also a Non-Consenting Lender with respect to the relevant amendment, waiver or consent that resulted in the assignor being designated a Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. An assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and the Lender required to make such assignment and delegation need not be a party thereto (it being understood and agreed that such Lender shall not be deemed to make the representations and warranties in such Assignment and Assumption if such Lender has not executed such Assignment and Assumption).

Section 2.18            Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.10(a);

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(b)            any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.16(a) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section 2.18; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.18; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)            the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d)            if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swingline Exposure or LC Exposure (other than (A) the portion of such Swingline Exposure referred to in clause (b) of the definition of such term and (B) any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(d) or (e)) of such Defaulting Lender shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Commitment shall be disregarded in determining the non-Defaulting Lenders’ respective Applicable Percentages), but only to the extent that (X) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (Y) after giving effect to any such reallocation, no non-Defaulting Lender’s Credit Exposure shall exceed such non-Defaulting Lender’s Commitment and (Z) no Default or Event of Default has occurred and is continuing at such time;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within three (3) Business Days following written notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the applicable Issuing Banks, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(j) for so long as such Defaulting Lender’s LC Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any participation fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

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(iv)          if any portion of the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages after giving effect to such reallocation; and

(v)           if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks, ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by each such Issuing Bank, until and to the extent that such LC Exposure is reallocated and/or cash collateralized pursuant to clause (i) or (ii) above; and

(e)            so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(d), and Swingline Exposure related to any such newly made Swingline Loan and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.18 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, each Issuing Bank, the Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.

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Section 2.19            Increase in Aggregate Commitments.

(a)            Subject to the terms and conditions set forth herein, the Borrower may, from time to time, cause an increase in the Aggregate Commitments (any such increase, an “Incremental Increase”) by permitting one or more existing Lenders to increase their respective Commitments (each, an “Increasing Lender”) and/or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”). No Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion). The consent (not to be unreasonably withheld or delayed) of the Administrative Agent (in the case of an Additional Lender, but not an Increasing Lender), the Swingline Lender and each Issuing Bank shall be required for any Incremental Increase. Except as set forth in the preceding sentence, no consent of any Lender (other than the Lenders participating in the Incremental Increase) shall be required for any Incremental Increase. No Additional Lender or Increasing Lender may be an Ineligible Institution or an Industry Competitor.

(b)            Any Incremental Increase shall be subject to the following conditions:

(i)            the Administrative Agent shall have been given written notice of such Incremental Increase;

(ii)           such Incremental Increase shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000 unless the Administrative Agent otherwise consents;

(iii)          after giving effect to such Incremental Increase, the Aggregate Commitments shall not exceed $4,000,000,000;

(iv)          to the extent that there are any Term Benchmark Borrowings or RFR Borrowings outstanding, the effective date of such Incremental Increase shall be, at the option of the Borrower, either (A) the last day of the Interest Period in respect of such Term Benchmark Borrowings or the Interest Payment Date in respect of such RFR Borrowings, as applicable or (B) such earlier date selected by the Borrower, provided that the Borrower shall pay compensation to the extent and as required by Section 2.14;

(v)           the Borrower shall have paid to the Administrative Agent, for payment to any Increasing Lender or Additional Lender, as applicable, any fees payable in the amounts and at the times separately agreed upon among the Borrower, the Administrative Agent and such Lender or Lenders;

(vi)          such Incremental Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase) (provided that the Applicable Rate may be increased to be consistent with that for such Incremental Increase);

(vii)         on the proposed date of the effectiveness of such Incremental Increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer on the behalf of the Borrower;

(viii)        the Administrative Agent shall have received such documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such Incremental Increase as the Administrative Agent may reasonably request; and

(ix)          each Increasing Lender or Additional Lender shall execute and deliver to the Borrower and the Administrative Agent customary documentation (any such documentation, an “Incremental Agreement”) implementing such Incremental Increase.

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(c)            Upon receipt by the Administrative Agent of one or more executed Incremental Agreements increasing the Commitments of Increasing Lenders and/or adding Commitments from Additional Lenders as provided in this Section 2.19, (i) the Aggregate Commitments shall be increased automatically on the effective date set forth in such Incremental Agreements by the aggregate amount indicated in such Incremental Agreements without further action by the Borrower, the Administrative Agent and the Issuing Banks or any Lender, (ii) Schedule 2.01 shall be amended to add such Additional Lender’s Commitment or to reflect the increase in the Commitment of an Increasing Lender, and the Applicable Percentages of the Lenders shall be adjusted accordingly to reflect the Incremental Increase of each Additional Lender and/or each Increasing Lender, (iii) the Administrative Agent shall distribute to the Borrower, the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender the revised Schedule 2.01 which may be delivered or furnished by Approved Electronic Platform, (iv) any such Additional Lender shall be deemed to be a party in all respects to this Agreement and any other Loan Documents to which the Lenders are a party, and (v) upon the effective date set forth in such Incremental Agreement, any such Lender party to the Incremental Agreement shall purchase a pro rata portion of the outstanding Loans (including Swingline Loans and participations in the aggregate amount available to be drawn under any Letter of Credit) of each of the current Lenders such that each Lender (including any Additional Lender, if applicable) shall hold its respective Applicable Percentage of the outstanding Loans (and participation interests in amounts available to be drawn under any Letter of Credit) as reflected in the revised Schedule 2.01 required by this Section 2.19.

Section 2.20            Swingline Loans.

(a)            Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding the Swingline Commitment, (ii) the amount of the Swingline Lender’s Credit Exposure exceeding its Commitment or (iii) the Total Credit Exposure exceeding the Aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)            To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by electronic mail not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the deposit account of the Borrower to which funds shall be transferred by the Swingline Lender and the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make the requested Swingline Loan available to the Borrower by means of a credit or wire transfer in immediately available funds to the deposit account of the Borrower specified on the applicable notice (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

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(c)            The Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 10:00 a.m., New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 10:00 a.m., New York City time, on a Business Day shall mean no later than 12:00 p.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)            The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.11(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e)            Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.20(d) above.

ARTICLE III
Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01            Organization; Powers. The Borrower, each Subsidiary Guarantor and each of the Significant Subsidiaries are duly organized or validly formed, validly existing and in good standing under the laws of the jurisdictions of their organization or formation and have all requisite authority to conduct their respective businesses in each jurisdiction in which the failure to have such authority, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Borrower, each Subsidiary Guarantor and each of the Significant Subsidiaries have full power and authority to carry on their business as now conducted.

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Section 3.02            Authorization; Execution; Enforceability. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder and (in the case of the Borrower) to obtain the Credit Extensions made hereunder and to consummate the Transactions, and all such actions have been duly authorized by proper organizational proceedings on the part of the applicable Loan Party. Each Loan Document has been duly and validly executed and delivered by or on behalf of each Loan Party that is a party thereto, and the Loan Documents to which each Loan Party is a party constitute legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights and subject to general principles of equity, regardless of whether considered in a proceeding in equity or law, and obligations of good faith and fair dealing.

Section 3.03            Financial Condition.

(a)            The consolidated financial statements of the Borrower and its Subsidiaries as of December 31, 2021 (which were heretofore delivered to the Administrative Agent and the Lenders) were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the financial position of the Borrower and its consolidated Subsidiaries at such dates and the consolidated results of their operations and their consolidated cash flows for the periods then ended.

(b)            Since December 31, 2021, no material adverse effect on the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole has occurred.

Section 3.04            ERISA. Each Plan is in compliance with, and has been administered in compliance with, its terms, all applicable provisions of ERISA, the Code and any other applicable federal or state law, except where the failure to so comply would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and no event or condition specified in Section 5.01(e) exists, has occurred or is reasonably expected to occur which would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect.

Section 3.05            Defaults. No Default or Event of Default has occurred and is continuing.

Section 3.06            Accuracy of Information. (a) No written information, exhibit or report (other than projections, other forward-looking materials and information of a general economic or industry-specific nature) furnished by the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all projections and other forward-looking materials and information of a general economic or industry-specific nature furnished by the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, have been or will be prepared in good faith based upon reasonable assumptions at the time such projections and/or other forward-looking materials and/or information of a general economic or industry-specific nature were so furnished (it being recognized by the Credit Parties that such projections and/or other forward-looking materials and/or information of a general economic or industry-specific nature are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections and/or forward-looking results will be realized, that actual results may differ from projected results and that such differences may be material). As of the Effective Date, the information in the Beneficial Ownership Certifications delivered to the Administrative Agent or any Lender is true and correct in all material respects.

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Section 3.07            Margin Regulations. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock constitutes less than 25% of the consolidated assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge or any other restriction hereunder. No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation T, U or X or for any other purpose that entails a violation of Regulation T, U or X.

Section 3.08            Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to be have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.09            Liens. There are no Liens on any of the properties or assets of the Borrower or any Subsidiary except Permitted Liens. All easements, rights of way, licenses and other real property rights required for operation of the businesses of the Borrower and its Subsidiaries are owned free and clear of any Lien, other than Permitted Liens.

Section 3.10            Litigation. Except as set forth in the Borrower’s filings with the SEC prior to the Effective Date or as otherwise disclosed in writing prior to the Effective Date to the Administrative Agent for distribution to the Lenders, there are no actions, suits or proceedings pending or, to the Knowledge of Borrower, threatened in writing against Borrower, any of its Subsidiaries or against any of their respective properties or assets which would reasonably expected to have (individually or collectively) a Material Adverse Effect, or that involve any Loan Document or the Transactions.

Section 3.11            No Conflict. Neither the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, nor compliance with the provisions thereof nor the consummation of the Transactions will (a) breach or violate any applicable Requirement of Law except for breaches or violations that would not reasonably be expected to have a Material Adverse Effect, (b) conflict with or result in the breach or violation of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its property or assets pursuant to the terms of (i) the Senior Notes, any Senior Notes Indenture or any other indenture, agreement or instrument evidencing or governing Material Indebtedness or (ii) any other indenture, agreement or other instrument to which the Borrower or any of its Subsidiaries is party or by which any property or asset of it or any of its Subsidiaries is bound or to which it is subject, except for conflicts, breaches, violations or defaults that would not reasonably be expected to have a Material Adverse Effect or (c) violate the Organizational Documents of the Borrower or any Subsidiary.

Section 3.12            Governmental Approvals. No authorization, consent, approval, license or exemption of, or filing or registration with, any Governmental Authority is necessary to have been made or obtained by any Loan Party for the valid execution, delivery and performance by such Loan Party of any Loan Document to which it is a party or the consummation of the Transactions, except (a) those that have been obtained and are in full force and effect and (b) such matters relating to performance as would ordinarily be done in the ordinary course of business after the Effective Date.

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Section 3.13            Investment Company Status. No Loan Party is an “investment company” or “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

Section 3.14            Compliance with Laws and Orders. The Borrower and its Subsidiaries have all franchises, licenses and permits necessary for the conduct of their respective businesses, and are in compliance with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they or their respective properties are subject, except to the extent that failure to have, maintain or comply with any of the foregoing, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.15            Anti-Terrorism Laws. Each of the Borrower and its Subsidiaries is in compliance in all material respects with all Anti-Terrorism Laws applicable to it or its properties.

Section 3.16            Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and, to the Knowledge of the Borrower, their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated a Sanctioned Person. None of (a) the Borrower or any Subsidiary, or (b) to the Knowledge of the Borrower, any of the directors, officers, employees or agents of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or any Sanctions.

Section 3.17            Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.18            Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)            the Borrower and its Subsidiaries and each of their respective Oil and Gas Properties and operations thereon are, and have been since the date that is five (5) years prior to the Effective Date, in compliance with all applicable Environmental Laws;

(b)            the Borrower and its Subsidiaries have obtained all Environmental Permits required for their respective ownership interests in their Oil and Gas Properties and, with respect to any such Oil and Gas Properties operated by the Borrower or any Subsidiary, required for the operation of such Oil and Gas Properties; all such Environmental Permits are currently in full force and effect, and neither the Borrower nor any Subsidiary has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c)            there are no written claims, demands, suits, orders, investigations, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s Knowledge, threatened in writing against the Borrower or any Subsidiary or any of their respective Oil and Gas Properties or as a result of any operations at such Oil and Gas Properties;

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(d)            none of the Oil and Gas Properties of the Borrower and its Subsidiaries contain or, to the Borrower’s Knowledge, have contained any (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priorities List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)            (i) except as permitted under applicable Environmental Law, (A) there has been no Release or, to the Borrower’s Knowledge, threatened Release, of Hazardous Materials attributable to the operations of the Borrower or any Subsidiary, including at, on, under or from the Oil and Gas Properties of the Borrower or any Subsidiary and (B) to the Borrower’s Knowledge, there has been no Release or threatened Release of Hazardous Materials attributable to any third-party operations at, on, under or from the Oil and Gas Properties of the Borrower or any Subsidiary and (ii) there are no investigations, remediations, abatements, removals or monitoring of Hazardous Materials required under applicable Environmental Laws relating to such Releases or threatened Releases or at such Oil and Gas Properties and, to the Knowledge of the Borrower, none of such Oil and Gas Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other Property;

(f)             neither the Borrower nor any Subsidiary has received any unresolved written notice asserting any alleged liability or obligation under any applicable Environmental Laws, including with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials, including at, under, or Released or threatened to be Released from any Oil and Gas Properties of the Borrower or any Subsidiary, and, to the Borrower’s Knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice; and

(g)            the Borrower and its Subsidiaries have provided to the Administrative Agent complete copies of all material third party environmental site assessment reports, investigations, studies, analyses, in each case, prepared at the Borrower’s request, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) reasonably requested by the Administrative Agent that are in the Borrower’s or any Subsidiary’s possession or reasonable control and relating to their respective Oil and Gas Properties or operations thereon.

Section 3.19            Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to pay fees and expenses incurred in connection with the Transactions and the refinancing of the Existing Credit Agreement and (b) to finance working capital needs, and for other general corporate purposes, of the Borrower and its Subsidiaries, including, for the avoidance of doubt, the refinancing of the Existing Credit Agreement and the backstopping of the MUFG Letters of Credit.

ARTICLE IV
Conditions

Section 4.01            Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder became effective on the Effective Date.

Section 4.02            Each Credit Extension. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of a Loan), and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)            The representations and warranties of the Borrower set forth in this Agreement and of the Loan Parties set forth in the other Loan Documents (in each case, other than in Sections 3.03(b) and 3.10) shall be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality or Material Adverse Effect in the text thereof, such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent made as of a specific date, which representations and warranties shall be true and correct in all material respects as of such specific date (or, in the case of any such representation and warranties that are qualified as to materiality or Material Adverse Effect in the text thereof, such representations and warranties being true and correct in all respects as of such specific date).

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(b)            At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing.

(c)            At the time of and immediately after giving effect to such Credit Extension, the current Total Credit Exposure (without regard to the requested Borrowing) and the pro forma Total Credit Exposure (giving effect to the requested Credit Extension) will not exceed the Aggregate Commitments.

(d)            The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.04(b), as applicable.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c), as applicable, of this Section 4.02.

ARTICLE V
Affirmative Covenants

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

Section 5.01            Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)            As soon as available, but in any event within five Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of its Fiscal Years commencing with the Fiscal Year ending December 31, 2022 (or, if such financial statements are not required to be filed with the SEC, on or before the date that is ninety (90) days after the close of such Fiscal Year), audited consolidated financial statements of the Borrower and its Subsidiaries for such Fiscal Year, including its consolidated balance sheet as at the end of such Fiscal Year and related consolidated statements of income, changes in equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, and prepared in accordance with GAAP and accompanied by an opinion of independent certified public accountants of recognized standing, which opinion shall not be subject to any “going concern” exception and without any qualification or exception as to the scope of such audit (other than any such qualification or exception that is expressly with respect to, or expressly resulting from, (i) an upcoming maturity date under this Agreement or (ii) any prospective default or event of default in respect of Section 6.04) (it being understood and agreed that such report and opinion may include an explanatory note that is not a “going concern” exception or qualification or exception as to the scope of the audit performed as set forth above), and which opinion shall state that such audit was conducted in accordance with generally accepted auditing standards and said financial statements fairly present, in all material respects, the financial condition and results of operation of the Borrower and its consolidated Subsidiaries on a consolidated basis as at the end of, and for, such Fiscal Year in accordance with GAAP consistently applied.

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(b)            As soon as available, but in any event within five Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three Fiscal Quarters of each of its Fiscal Years commencing with the Fiscal Quarter ending March 31, 2023 (or, if such financial statements are not required to be filed with the SEC, on or before the date that is forty-five (45) days after the end of such Fiscal Quarter), unaudited consolidated financial statements of the Borrower and its Subsidiaries for such Fiscal Quarter, including its consolidated unaudited balance sheets as at the end of such Fiscal Quarter and related consolidated unaudited statements of income, changes in equity and cash flows for such Fiscal Quarter and the then-elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by the Borrower executed on its behalf by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis as at the end of, and for, the period covered thereby in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)            Simultaneously with the delivery of each set of Financial Statements, a Compliance Certificate with respect to the fiscal period covered by such financial statements.

(d)            Within five (5) Business Days after any Rating Agency shall have announced a change in such Rating Agency’s Index Debt Rating, written notice of such change in such Index Debt Rating.

(e)            As soon as possible and in any event within ten (10) Business Days after the Borrower has Knowledge that any of the events or conditions specified below has occurred or exists with respect to any Plan or Multiemployer Plan that would reasonably be expected (individually or in the aggregate) to result in a Material Adverse Effect, notice of the same and a statement, signed by the Borrower executed on its behalf by a Financial Officer describing said event or condition and the action which the Borrower or applicable member of the Controlled Group proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Borrower or applicable member of the Controlled Group with respect to such event or condition):

(i)            the occurrence of any Reportable Event, or any waiver shall be requested under Section 412(c) of the Code with respect to any Plan;

(ii)           the receipt by the Borrower or any member of the Controlled Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan or the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or any action taken by the Borrower, any of its Subsidiaries or any member of the Controlled Group to terminate any Plan under Section 4041(c) of ERISA or the Borrower, any of its Subsidiaries or any member of the Controlled Group would reasonably be expected to incur any liability under Title IV of ERISA with respect to the termination of any Plan;

(iii)          the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower, any of its Subsidiaries or any member of the Controlled Group of a notice from any Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)          the complete or partial withdrawal from a Plan or Multiemployer Plan by the Borrower, any of its Subsidiaries or any member of the Controlled Group that would reasonably be expected to result in liability of the Borrower, any of its Subsidiaries or such Controlled Group member under Title IV of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default), or the receipt by the Borrower, any of its Subsidiaries or any member of the Controlled Group of a notice from a Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

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(v)           the receipt by the Borrower, any of its Subsidiaries or any member of the Controlled Group of any notice or the receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any member of the Controlled Group of any notice concerning the imposition of any liability arising from a complete or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or would reasonably be expected to be, insolvent or in endangered, critical or critical and declining status;

(vi)          the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower, any of its Subsidiaries or any member of the Controlled Group to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; or

(vii)         the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if the Borrower, any of its Subsidiaries or any member of the Controlled Group fails to timely provide security to the Plan in accordance with the provisions of Section 436 of the Code and Section 206 of ERISA.

(f)             Promptly upon the filing thereof, copies of all registration statements (other than Form S-8 or any similar form) and annual (other than Form 11-K or any similar form), quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the SEC, in each case to the extent not otherwise required to be delivered under this Agreement.

(g)            Promptly upon the furnishing thereof to all shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so furnished, in each case to the extent not otherwise required to be delivered under this Agreement.

(h)            Promptly, and in any event within five (5) Business Days, after the Borrower obtains Knowledge thereof, notice of the occurrence of a Default or Event of Default, specifying the nature thereof and what action the Borrower proposes to take with respect thereto.

(i)             Promptly, and in any event within ten (10) Business Days, after the Borrower obtains Knowledge thereof, (i) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower or any Subsidiary which, in the opinion of the Borrower’s management would have or would reasonably be expected to have a Material Adverse Effect and (ii) the institution of any proceeding against any Loan Party or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any law, rule or regulation (including any Environmental Law) which would reasonably be expected to have a Material Adverse Effect.

(j)             Simultaneously with the delivery of each set of Financial Statements delivered under Section 5.01(a), certificates of insurance coverage with respect to the insurance required by Section 5.04 or copies of the applicable policies.

(k)            Promptly following any reasonable request therefor, (i) such other information (including nonfinancial information) as the Administrative Agent or any other Lender may from time to time reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

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Documents or information required to be delivered or provided pursuant to Section 5.01(a), Section 5.01(b), Section 5.01(e), Section 5.01(f) or Section 5.01(g) may be delivered electronically and shall be deemed to have been so delivered on the date (x) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s public website or (y) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website (including the SEC’s EDGAR website), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

The Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on an Approved Electronic Platform. The Borrower hereby acknowledges that certain of the Lenders may from time to time elect to be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”) and the Borrower hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Company Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor” and (z) the Administrative Agent shall be entitled to treat Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor.”

Section 5.02            Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries to, maintain a system of accounting, and keep proper books of record and account, in order to permit the preparation of financial statements in accordance with GAAP. The Borrower will, and will cause each of the Subsidiaries to, permit the Administrative Agent, at its own expense, by its representatives and agents, to inspect any of the properties, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers and independent public accountants at such reasonable times and intervals during regular business hours as the Administrative Agent may designate; provided that the Borrower will bear the expenses of any such visitation or inspection made while an Event of Default has occurred and is continuing; provided further that any non-public information obtained by the Administrative Agent during any visitation, inspection, examination or discussion contemplated by this Section 5.02 shall be treated as confidential information in accordance with Section 9.12. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.02, (a) none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives or contractors) is prohibited by any Requirement of Law or any binding agreement with any third party (not entered into in contemplation thereof) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product and (b) to the extent legally permissible, the Borrower shall notify the Administrative Agent that any such document, information or other matter is being withheld pursuant to clauses (ii) or (iii) of the preceding clause (a) and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restriction.

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Section 5.03            Conduct of Business; Existence.

(a)            The Borrower will, and will cause each Subsidiary to, maintain as their principal business, taken as a whole, the exploration, production, transportation, distribution, refinement, processing, storage, marketing and gathering of oil and other hydrocarbons and petroleum, and natural, synthetic or other gas and such activities related, ancillary or incidental thereto.

(b)            The Borrower will, and will cause each Subsidiary Guarantor and each Significant Subsidiary to, do or cause to be done all things necessary to maintain, preserve and keep in full force and effect (i) its existence and (ii) the rights, licenses, permits, privileges and franchises necessary or desirable to the conduct of its business, except for any failure to so maintain, preserve or keep in full force and effect the existence of any Significant Subsidiary (other than any Subsidiary Guarantor) or any item listed in clause (ii) that would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing clauses (i) and (ii) shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.01 or any Disposition not otherwise prohibited hereunder.

(c)            The Borrower will maintain its legal existence in Oklahoma, another State within the United States of America or the District of Columbia.

Section 5.04            Maintenance of Insurance. The Borrower and its Subsidiaries will maintain (with insurance companies of recognized financial responsibility) or cause to be maintained (including through self-insurance) insurance with respect to their property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as are in accordance with customary industry practice for companies engaged in similar businesses operating in the same or similar locations as the Borrower and its Subsidiaries (taken as a whole).

Section 5.05            Payment of Taxes and Other Obligations. The Borrower will, and will cause each Subsidiary to, promptly pay and discharge, before the same shall become delinquent, all Taxes, assessments and governmental charges or levies imposed upon the Borrower or such Subsidiary, or upon or in respect of all or any part of the property and business of the Borrower or such Subsidiary, and all due and payable claims for work, labor or materials which, if unpaid, might become a Lien upon any property of the Borrower or any Subsidiary (other than claims against any such Subsidiary in a proceeding under any bankruptcy or similar law), except to the extent that (a) the validity thereof shall concurrently be contested in good faith by appropriate proceedings and the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06            Compliance with Laws.

(a)            The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with respect to each Plan and, to the extent within its control, each Multiemployer Plan, with all applicable provisions of ERISA and the Code, except to the extent that any failure to comply would not reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect.

(b)            The Borrower will, and will cause each Subsidiary to, (i) comply with all Requirements of Law applicable to it or its property (including Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except in the case of each of clauses (i) and (ii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

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(c)            The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.07            Maintenance of Properties. The Borrower will, and will cause each Subsidiary Guarantor and each Significant Subsidiary to, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Proved Oil and Gas Properties and other Properties material to the conduct of its business, including all equipment, machinery and facilities, unless (a) the Borrower determines in good faith that the continued maintenance of such Property is no longer economically desirable, necessary or useful to the business of the Loan Parties, (b) such Property is sold, assigned, Disposed of or transferred in a transaction not prohibited by this Agreement or (c) the failure to so maintain would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08            Subsidiary Guarantors.

(a)            Promptly after the Investment Grade Date (and in any event within five (5) Business Days thereafter), to the extent that any Investment Grade Date Continuing Required Subsidiary Guarantors exist, the Borrower shall cause each such Investment Grade Date Continuing Required Subsidiary Guarantor to become a Subsidiary Guarantor by causing such Investment Grade Date Continuing Required Subsidiary Guarantor to join the Subsidiary Guaranty. In connection with the foregoing, the Borrower shall deliver to the Administrative Agent appropriate resolutions, other Organizational Documents and legal opinions, in each case, as may be reasonably requested by the Administrative Agent and substantially similar to those documents delivered on the Effective Date pursuant to Section 4.01 of the Effective Date Agreement with respect to the Loan Parties (as applicable) or which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(b)            The Borrower, in its sole discretion, may elect to cause any Subsidiary to become a Subsidiary Guarantor by causing such Subsidiary to join the Subsidiary Guaranty. In connection with any such election, the Borrower shall deliver to the Administrative Agent appropriate resolutions, other Organizational Documents and legal opinions, in each case, as may be reasonably requested by the Administrative Agent and substantially similar to those documents delivered on the Effective Date pursuant to Section 4.01 of the Effective Date Agreement with respect to the Loan Parties (as applicable) or which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.09            Further Assurances. The Borrower shall, and shall cause each Loan Party to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements, instruments, forms and notices and will take or cause to be taken such further actions which may be required by Requirements of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, all at the expense of the Loan Parties.

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ARTICLE VI
Negative Covenants

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

Section 6.01            Fundamental Changes.

(a)            The Borrower will not, and will not permit any Subsidiary Guarantor to, merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it, or liquidate or dissolve; provided that:

(i)            any Subsidiary Guarantor may merge or consolidate with or into the Borrower so long as the Borrower is the surviving or continuing Person;

(ii)           any Subsidiary Guarantor may merge or consolidate with or into any other Subsidiary; provided that a Subsidiary Guarantor shall be the surviving or continuing Person;

(iii)          any Disposition not prohibited by this Agreement and any merger or consolidation the purpose of which is to effect a Disposition not prohibited by this Agreement may be consummated;

(iv)          any Person (other than the Borrower or a Subsidiary Guarantor) may merge with or into the Borrower or any Subsidiary Guarantor in connection with any acquisition or Investment not prohibited hereunder; provided that (A) if such merger or consolidation involves the Borrower, the Borrower shall be the surviving or continuing Person and (B) if such merger or consolidation involves a Subsidiary Guarantor, a Subsidiary Guarantor shall be the surviving or continuing Person;

(v)           any Subsidiary Guarantor may liquidate or dissolve (i) if the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and (ii) all of the assets of such Subsidiary Guarantor shall be transferred to another Loan Party or otherwise Disposed of in a manner not prohibited by this Agreement prior or after giving effect to such liquidation or dissolution; and

(vi)          any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into the Borrower; provided that:

(A)           the Borrower shall be the continuing or surviving Person (and the Borrower shall remain an entity organized or existing under the laws of Oklahoma, another State within the United States of America or the District of Columbia) or, if the foregoing is not the case, the Person formed by or surviving any such merger or consolidation shall be an entity organized or existing under the laws of Oklahoma, another State within the United States of America or the District of Columbia (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”);

(B)           the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(C)           no Default or Event of Default has occurred and is continuing at the date of such merger or consolidation or would result from such consummation of such merger or consolidation;

(D)           the Successor Borrower shall be in Pro Forma Financial Covenant Compliance;

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(E)           if the Successor Borrower is not the Borrower (I) each Subsidiary Guarantor, unless it is the other party to such merger or consolidation or the Successor Borrower, shall have by a supplement to the Subsidiary Guaranty confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (II) each Subsidiary Guarantor, unless it is the other party to such merger or consolidation or the Successor Borrower, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (III) the Borrower or Successor Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such merger or consolidation and any supplements to the Loan Documents preserve the enforceability of the Subsidiary Guaranty and (IV) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document and as to such other matters regarding the Successor Borrower and the Loan Documents as the Administrative Agent or its counsel may reasonably request; and

(F)           (I) the Administrative Agent and each Lender shall have received all documentation and other information required by regulatory authorities or as may be required by the internal policies of the Administrative Agent or such Lender with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (II) to the extent the Successor Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Successor Borrower, a Beneficial Ownership Certification in relation to the Successor Borrower shall have received such Beneficial Ownership Certification.

(b)            The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of (whether in one transaction or a series of transactions and whether directly or indirectly) all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole) other than (i) to the Borrower or a Wholly-Owned Subsidiary or (ii) a sale of the Specified Properties (as defined in the Pre-Investment Grade Date Agreement).

Section 6.02            Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for the following (collectively, “Permitted Liens”):

(a)            Liens for (i) taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty or, provided the Borrower or any Subsidiary have Knowledge or should have had Knowledge of such Liens, are being actively contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books in accordance with GAAP (to the extent required thereby) or (ii) for property taxes on property that the Borrower or any Subsidiary has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(b)            (i) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, operators’, royalty, surface damages and mechanics’ liens and other similar liens which arise in the ordinary course of business and (ii) Liens under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the Disposition, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, gathering agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business, in each case of this clause (ii), arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings;

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(c)            Liens incurred in the ordinary course of business (i) arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, (ii) on cash or cash equivalents pledged to secure the performance of letters of credit, bids, tenders, sales contracts, leases (including rent security deposits), statutory obligations, surety, appeal and performance bonds, joint operating agreements or other similar agreements and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property (including those to secure health, safety and environmental obligations) or (iii) consisting of deposits which secure public or statutory obligations of the Borrower or any Subsidiary, or surety, custom or appeal bonds to which the Borrower or any Subsidiary is a party, or the payment of contested taxes or import duties of the Borrower or any Subsidiary;

(d)            utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries;

(e)            attachment, judgment and other similar Liens arising in connection with court proceedings that would not constitute an Event of Default;

(f)             Liens securing Indebtedness or other obligations (i) of the Borrower or a Subsidiary in favor of a Loan Party and (ii) of any Subsidiary that is not a Loan Party in favor of any Subsidiary that is not a Loan Party;

(g)            Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.03(b), (ii) such Liens are incurred prior to or within two-hundred seventy (270) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets (other than in the case of any Indebtedness permitted by Section 6.03(b) constituting an extension, renewal, refinancing or replacement to the extent any excess is necessary to pay accrued and unpaid interest and any fees, premiums and expenses related to such extension, renewal, refinancing or replacement) and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary (plus improvements on such property, related contracts, intangibles and other assets that are incidental thereto or arise therefrom, and the proceeds or products thereof);

(h)            Liens existing on any property or asset prior to the acquisition thereof by any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary pursuant to an acquisition or Investment not prohibited hereunder after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.03(e), (ii) such Liens are not created in contemplation of or in connection with such acquisition or Investment or such Person becoming a Subsidiary, as the case may be and (iii) such Liens shall not attach to any property or assets of the Borrower or any other Subsidiary;

(i)             any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the Disposition of, any Property of the Borrower or any Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower or any Subsidiary;

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(j)             easements, rights-of-way, licenses, restrictions (including zoning restrictions), title defects, exceptions, reservations, deficiencies or irregularities in title, encroachments, protrusions, servitudes, rights, eminent domain or condemnation rights, permits, conditions and covenants and other similar charges or encumbrances (including in any rights of way or other property of the Borrower or its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(k)            Liens set forth on Schedule 6.02, and any extensions, renewals and replacements thereof, so long as there is no increase in the Indebtedness secured thereby (other than amounts incurred to pay costs of renewal and replacement) and no additional property (other than accessions, improvements and replacements in respect of such property) is subject to such Lien;

(l)             rights of lessors under oil, gas or mineral leases arising in the ordinary course of business;

(m)           in the event of any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this Section 6.02 where the principal amount of Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and such extension, renewal or replacement, to the extent not otherwise permitted by this Section 6.02, Liens securing any increase necessary to pay accrued and unpaid interest and any fees, premiums and expenses related to such extension, renewal or replacement; provided that such Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property and the proceeds or products thereof);

(n)            Liens which may attach after the Effective Date to undeveloped real estate not containing Oil and Gas Properties in the ordinary course of the Borrower’s or any of its Subsidiaries’ real estate sales, development and rental activities;

(o)            ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(p)            any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Borrower or any Subsidiary as lessee, sublessee, licensee or sublicensee in the ordinary course of its business and covering only the assets so leased or licensed;

(q)            Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(r)             Liens on cash and cash equivalents in favor of counterparties to Swap Agreements with any Loan Party or any Subsidiary to secure obligations under such Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(s)            Liens (to the extent not securing Indebtedness of a type described in clauses (a) or (b) of the definition thereof) created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered in the ordinary course of business;

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(t)             Liens (i) that are contractual rights of set-off, revocation, refund, or chargeback (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered in the ordinary course of business, (ii) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(u)            (i) Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement relating to any acquisition of property permitted hereunder and (ii) Liens consisting of an agreement to Dispose of any property in a transaction permitted by this Agreement;

(v)            Liens on insurance policies and the proceeds thereof securing the financing of the related insurance premiums permitted under Section 6.03;

(w)           Liens on the Equity Interests of a joint venture that does not constitute a Subsidiary securing obligations of such joint venture;

(x)             Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(y)            Liens arising under statutory provisions of applicable Requirements of Law with respect to production of Hydrocarbons purchased from others (such as Chapter 67 of the Texas Property Code and Louisiana Revised Statutes Title 9, §4863, et seq., (including Louisiana Revised Statutes Title 9, §4869));

(z)             Liens, titles and interests of licensors of software and other intellectual property licensed by such licensors to the Borrower or any Subsidiary, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s or such Subsidiary’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such Property and to which the Borrower’s or such Subsidiary’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness of the Borrower or any Subsidiary and do not encumber Property of the Borrower or any Subsidiary other than the Property that is the subject of such licenses;

(aa)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement;

(bb)          Liens arising pursuant to Section 107(l) of CERCLA, or analogous provisions of other equivalent Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Loan Documents on the property upon which it is a Lien, and (ii) relates to a liability of the Borrower or any Subsidiary that could reasonably be expected to exceed $30,000,000;

(cc)          Liens on cash or cash equivalents and held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary Redemption provisions defeasing or otherwise discharging the Indebtedness thereunder, in each case solely to the extent the Redemption would be permitted hereunder;

(dd)          Liens securing the Obligations; and

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(ee)          additional Liens; provided that at the time of incurrence thereof, the aggregate principal amount of the obligations then outstanding and secured in reliance on this clause (ee) shall not exceed 15% of ACNTA (as of the last day of the most recently ended Fiscal Quarter for which Financial Statements have been delivered or are required to have been delivered pursuant to Section 5.01).

The expansion of obligations secured by Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 6.02.

For purposes of determining compliance with this Section 6.02, if any Lien (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Lien (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Lien so long as the Lien (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Section 6.03            Priority Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Priority Indebtedness, except:

(a)            Indebtedness arising from intercompany loans and advances owing by any Subsidiary to the Borrower or any other Subsidiary; provided that such Indebtedness shall not have been transferred to any Person other than the Borrower or a Subsidiary;

(b)            Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction, lease, repair, replacement, expansion or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereunder (except for any increase in the outstanding principal amount necessary to pay accrued and unpaid interest and any fees, premiums and expenses related to such extension, renewal, refinancing or replacement); provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) at the time of incurrence thereof the aggregate principal amount of Indebtedness then outstanding in reliance on this Section 6.03(b) shall not exceed (A) the greater of $125,000,000 and 1.25% of ACNTA (as of the last day of the most recently ended Fiscal Quarter for which Financial Statements have been delivered or are required to have been delivered pursuant to Section 5.01) plus (B) in the event of any extensions, renewals, refinancings and replacements of any such Indebtedness, any increase in the outstanding principal amount necessary to pay accrued and unpaid interest and any fees, premiums and expenses related to such extension, renewal, refinancing or replacement;

(c)            indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with any acquisition or Disposition otherwise permitted hereunder;

(d)            to the extent constituting Indebtedness, Indebtedness associated with worker’s compensation claims, performance, bid, surety, appeal or similar bonds or surety obligations and completion guarantees required by Requirements of Law or by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties or to secure health, safety and environmental obligations;

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(e)            (i) Indebtedness of a Subsidiary (A) incurred (excluding, for avoidance of doubt, undrawn amounts) prior to such Person becoming a Subsidiary pursuant to an acquisition or Investment not prohibited hereunder or (B) incurred (excluding , for avoidance of doubt undrawn amounts) at the time the applicable Property securing such Indebtedness was acquired pursuant to an acquisition or Investment not prohibited hereunder; provided that, in each case, (I) such Indebtedness was not incurred (or drawn or funded) in contemplation of, or in connection with or to fund consideration for, such Person becoming a Subsidiary or such acquisition or Investment, as the case may be, (II) if secured, such Indebtedness is only secured under Section 6.02(h) and (III) such Indebtedness is not guaranteed or otherwise supported by any other Priority Indebtedness of the Borrower or any Subsidiary (other than (x) the Subsidiary being acquired, (y) any Subsidiaries of the Subsidiary being acquired at the time of such acquisition or (z) any Subsidiaries of the Subsidiary being acquired formed in the ordinary course of business after such acquisition that are required by the terms of the Indebtedness permitted by this Section 6.03(e) to become guarantors thereof) and (ii) any extension, renewal, refinancing or replacement of such Indebtedness (other than any drawings of undrawn amounts thereunder in excess of the drawn amount incurred pursuant to Section 6.03(e)(i)(A)), including any increase in the outstanding principal amount of such Indebtedness to the extent such increase is necessary to pay accrued and unpaid interest and any fees, premiums and expenses related to an extension, renewal, refinancing or replacement of such Priority Indebtedness);

(f)             Indebtedness incurred to finance insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premium;

(g)            other Priority Indebtedness; provided that, immediately after giving effect to the incurrence thereof, the aggregate principal amount of all Priority Indebtedness incurred pursuant to this Section 6.03(g) and outstanding at such time, shall not exceed 15% of ACNTA (as of the last day of the most recently ended Fiscal Quarter for which Financial Statements have been delivered or are required to have been delivered pursuant to Section 5.01).

For purposes of this Section 6.03, any payment by the Borrower or any Subsidiary of any interest on any Indebtedness in kind (by adding the amount of such interest to the principal amount of such Indebtedness) shall be deemed to be an incurrence of Indebtedness.

Section 6.04            Financial Covenant. The Borrower will not, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter in which the Investment Grade Date occurs) permit the Total Indebtedness to Capitalization Ratio to exceed 65%.

Section 6.05            Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)            Subsidiaries may declare and pay dividends and other distributions (i) to the Borrower or any other Loan Party or (ii) ratably with respect to their Equity Interests;

(b)            the Borrower and its Subsidiaries may make Restricted Payments in exchange for, or out of the proceeds received from, any substantially concurrent issuance (other than to a Subsidiary) of additional Equity Interests of the Borrower (other than Disqualified Stock);

(c)            the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Stock);

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(d)            the Borrower and each Subsidiary may consummate (i) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities to the extent such Equity Interests represents a portion of the exercise or exchange price thereof and (ii) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made or deemed to be made in lieu of withholding Taxes in connection with any exercise, vesting, settlement or exchange, as applicable, of stock options, warrants, restricted stock, restricted stock units or other similar rights;

(e)            the Borrower and each Subsidiary may make payments of cash in lieu of issuing fractional Equity Interests;

(f)             the Borrower and each Subsidiary may make payments or distributions to dissenting stockholders pursuant to applicable Requirements of Law in connection with a merger, consolidation or transfer of assets that is not prohibited under Section 6.01 and that is not otherwise prohibited hereunder;

(g)            the Borrower may make any Restricted Payment within sixty (60) days after the date of declaration thereof, if at the date of declaration the making of such Restricted Payment would have complied with the provisions of this Agreement; and

(h)            the Borrower and each Subsidiary may make Restricted Payments so long as, immediately after giving pro forma effect to the making of such Restricted Payments, (i) the Borrower shall be in Pro Forma Financial Covenant Compliance and (ii) no Event of Default shall have occurred and be continuing or would result therefrom.

Section 6.06            Use of Proceeds.

(a)            The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of the Loans and Letters of Credit for any purpose other than for the purposes set forth in Section 3.19.

(b)            The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan under this Agreement directly or indirectly for the purpose of buying or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to buy or carry a Margin Stock or for any other purpose which would constitute this transaction a “purpose” credit within the meaning of Regulation U, in each case, in violation of Regulation T, U or X. The Borrower will not, nor will it permit any of its Subsidiaries to, take any action which would cause this Agreement or any other Loan Document to violate Regulation T, U or X.

(c)            The Borrower will not request any Credit Extension, and the Borrower will not use or otherwise make available, and will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents will not use or otherwise make available, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of applicable Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

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Section 6.07            Limitation on Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, conduct any material transactions with any of its Affiliates (other than the Borrower or a Subsidiary or any entity that becomes a Subsidiary as a result of such transaction and not involving any other Affiliate) unless the terms of such transaction (taken as a whole) are at least as favorable to the Borrower or such Subsidiary as it would obtain at the time in a comparable arm’s length transaction (which includes, for the avoidance of doubt, any transaction consummated for fair market value) with a Person that is not an Affiliate (or, if no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Borrower or such Subsidiary as determined by an Authorized Officer of the Borrower in good faith). Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

(a)            transactions pursuant to agreements set forth on Schedule 6.11;

(b)            any Restricted Payment permitted by Section 6.05;

(c)            any individual Investments in non-Wholly-Owned Subsidiaries and joint ventures not otherwise prohibited by this Agreement as long as the aggregate related transactions of the Borrower and its Subsidiaries with, and aggregate Investments in, such non-Wholly Owned Subsidiary or joint venture is on an arms’ length basis;

(d)            any lease (other than on Oil and Gas Properties) entered into between the Borrower or any Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Borrower or is otherwise in the ordinary course of business;

(e)            employment and severance arrangements and health, disability, retirement savings, employee benefit and similar insurance or benefit plans between the Borrower and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors of the Borrower;

(f)             any issuance of Equity Interests or other payments, awards or grants in cash, securities, or otherwise pursuant to, or the funding of, employment, consultant and director arrangements, equity options and equity ownership plans approved by the board of directors of the Borrower;

(g)            the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries;

(h)            payments of loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by the board of directors of the Borrower; and

(i)             non-exclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property.

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ARTICLE VII
Events of Default

Section 7.01            Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and each of the other Loan Documents:

(a)            Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in this Agreement or any other Loan Document or in any certificate, instrument or other document delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect as of the date such representation or warranty was made or deemed made (or in any respect with respect to any representation or warranty qualified by materiality or Material Adverse Effect);

(b)            Payment Default. The Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due or (ii) any interest, fee or other amount (other than any amount referred to in clause (i) of this paragraph) payable under this Agreement or any other Loan Document within five (5) days after the same becomes due;

(c)            Breach of Certain Covenants. The Borrower shall fail to perform or observe any covenant, condition or agreement contained in Section 5.01(h), 5.03(b) (with respect to the existence of the Borrower) or Article VI;

(d)            Other Breaches of the Loan Documents. The breach by the Borrower or any other Loan Party (other than a breach which constitutes an Event of Default under clauses (a), (b) or (c) of this Article VII) of any term or provision of this Agreement or any other Loan Document which is not remedied within 30 days after the earlier to occur of (i) receipt by the Borrower of written notice of such breach from the Administrative Agent and (ii) the Borrower obtains Knowledge thereof;

(e)            ERISA. An event or condition specified in Section 5.01(e) shall occur or exist and, as a result of such event or condition, together with all other such events or conditions then outstanding, the Borrower, any of its Subsidiaries or any member of the Controlled Group shall incur, or shall be reasonably be expected to incur, a liability that (individually or in the aggregate) would have a Material Adverse Effect;

(f)             Cross-Default; Cross-Acceleration.

(i)            Failure of the Borrower or any Subsidiary to pay any Material Indebtedness when due (after giving effect to any period of grace set forth in any agreement under which such Indebtedness was created or is governed);

(ii)           the default by the Borrower or any Subsidiary in the performance of any other term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, such Indebtedness to become due, or to require the prepayment, repurchase, Redemption or defeasance thereof, prior to its stated maturity; or

(iii)          any Material Indebtedness shall otherwise become due and payable or be required to be prepaid, repurchased, Redeemed or defeased prior to the stated maturity date thereof;

provided that clause (iii) above shall not apply to (A) any secured Indebtedness becoming due as a result of the voluntary sale or transfer or casualty of the assets securing such Indebtedness, (B) any Indebtedness becoming due as a result of a regularly scheduled payment or a voluntary prepayment, refinancing or other Redemption thereof permitted under this Agreement, (C) any Indebtedness becoming due in connection with a special mandatory redemption due to the failure of an acquisition or other specified transaction to be consummated; (D) Indebtedness that becomes due as a result of a change in law, tax regulation or accounting treatment so long as such Indebtedness is paid when due or (E) any offers to prepay, repurchase, redeem or defease prior to the stated maturity of any Indebtedness which are subject to the prior Payment in Full;

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(g)            Voluntary Bankruptcy, etc. The Borrower, any Subsidiary Guarantor or any Significant Subsidiary shall (i) not pay, or admit in writing its inability to pay, its debts generally as they become due, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for the Borrower, such Subsidiary Guarantor or such Significant Subsidiary, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or (v) take any action to authorize or effect any of the foregoing actions set forth in this clause (g);

(h)            Involuntary Bankruptcy, etc. Without the application, approval or consent of the Borrower, the applicable Subsidiary Guarantor or the applicable Significant Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, any Subsidiary Guarantor or any Significant Subsidiary, or a proceeding described in clause (g)(iv) of this Section 7.01 shall be instituted against the Borrower, any Subsidiary Guarantor or any Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days;

(i)             Judgments. The Borrower or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge any final judgment or order for the payment of money in excess of $125,000,000 (to the extent not paid or covered by independent third-party insurance as to which the applicable insurer has been notified of such judgment and does not dispute coverage and is not subject to any insolvency proceeding) which is not stayed on appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or such Subsidiary to enforce any such judgment;

(j)             Unenforceability of Certain Loan Documents. This Agreement, any Note or the Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability thereof, or any Loan Party that is a party to any such Loan Document shall deny that it has any further liability thereunder or shall give notice to such effect, in each case other than as expressly permitted hereunder or thereunder or upon Payment in Full; or

(k)            Change of Control. A Change of Control shall occur.

Section 7.02            Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions, at the same or different times: (i) terminate the Aggregate Commitments, and thereupon the Aggregate Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require cash collateral for the LC Exposure in accordance with Section 2.04(j) hereof; and in case of any event described in Section 7.01(g) or Section 7.01(h), the Aggregate Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Majority Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.

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ARTICLE VIII
The Administrative Agent

Section 8.01            Authorization and Action.

(a)            Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable Requirements of Law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further that the Administrative Agent may seek clarification or direction from the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

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(c)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation or Obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender and each Issuing Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii)           nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)            The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)            None of any Co-Syndication Agent or any Joint Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)             In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.10, 2.11, 2.13, 2.15 and 9.03) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Credit Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Credit Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)            The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions or Industry Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Institution or an Industry Competitor or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Institution or Industry Competitor.

(h)            The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 8.02            Administrative Agent’s Reliance, Indemnification, Etc.

(a)            Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Majority Lenders, (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

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(b)            The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “Notice of Default” or a “Notice of Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on any collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination (which shall be conclusive absent manifest error) of the Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03            Posting of Communications.

(a)            The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

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(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM IN THE ABSENCE OF ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (SUCH ABSENCE TO BE PRESUMED UNLESS OTHERWISE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT).

(d)            Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable Requirements of Law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)             Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04            The Administrative Agent Individually. With respect to its Commitment, Loans, Swingline Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender, Swingline Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Swingline Lenders”, “Majority Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank, Swingline Lender or as one of the Majority Lenders. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

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Section 8.05            Successor Administrative Agent.

(a)            The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Majority Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

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Section 8.06            Acknowledgments of Lenders and Issuing Banks.

(a)            Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, Co-Syndication Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, Co-Syndication Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c)            (i)            Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Person), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 8.06(c) shall be conclusive, absent manifest error.

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(ii)           Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)          The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or any Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of satisfying such Obligations.

(iv)          Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07            Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and each Co-Syndication Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

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(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and each Co-Syndication Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)            none of the Administrative Agent, or any Joint Lead Arranger, any Co-Syndication Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)           no fee or other compensation is being paid directly to the Administrative Agent, any Joint Lead Arranger or any Co-Syndication Agent or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)            The Administrative Agent, each Joint Lead Arranger and each Co-Syndication Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

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ARTICLE IX
Miscellaneous

Section 9.01            Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail as follows:

(i)            if to the Borrower, to it at 6100 North Western Avenue, Oklahoma City, OK 73188, Attention of Treasurer (Email: CorporateFinance@chk.com);

(ii)           if to the Administrative Agent, to it at 500 Stanton Christiana Rd., NCC5 / 1st Floor, Newark, DE 19713, Attention of Loan & Agency Services Group (Email: Michelle.Won@chase.com);

(iii)          if to JPMorgan, in its capacity as an Issuing Bank, to it at 10420 Highland Manor Dr. 4th Floor, Tampa, FL 33610, Attention of Standby LC Unit (Email: GTS.Client.Services@jpmchase.com) with a copy to 500 Stanton Christiana Rd., NCC5 / 1st Floor, Newark, DE 19713, Attention of Loan & Agency Services Group (Email: Michelle.Won@chase.com);

(iv)          if to any other Issuing Bank, to it at such address as shall be specified in the Issuing Bank Agreement to which such Issuing Bank shall be a party;

(v)           if to the Swingline Lender, to it at 500 Stanton Christiana Rd., NCC5 / 1st Floor, Newark, DE 19713, Attention of Loan & Agency Services Group (Email: Michelle.Won@chase.com); and

(vi)          if to any other Lender, to it at its address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through email or Approved Electronic Platform, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Notices and other communications to the Borrower, any Loan Party, the Lenders and each Issuing Bank hereunder may be delivered or furnished by using email or Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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(c)            Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)            The Borrower may change its address, facsimile number or electronic mail address for notices and other communications hereunder by written notice to the Administrative Agent. Any other party hereto may change its address, facsimile number or electronic mail address for notices and other communications hereunder by written notice to the other parties hereto.

Section 9.02            Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, a Credit Extension shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Subject to Section 2.12 and Section 9.02(e), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(i)            increase the Commitment of any Lender without the written consent of such Lender,

(ii)           reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (other than the waiver of interest accruing under Section 2.11(d)), without the written consent of each Lender directly affected thereby,

(iii)          postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or the Maturity Date, or waive or amend Section 2.09(b) in a manner adverse to the Lenders, without the written consent of each Lender directly affected thereby; provided, that any mandatory prepayment required by Section 2.09(b) may be postponed by the Majority Lenders,

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(iv)          change Section 2.16(b) or Section 2.18(b) in a manner that would alter the order of payments required thereby, without the written consent of each Lender directly affected thereby,

(v)           change Section 2.16(d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(vi)          change any of the provisions of this Section or the definitions of “Applicable Percentage” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,

(vii)         release the Borrower from its obligations under the Loan Documents without the written consent of each Lender (except in the case of the release of a prior Borrower as provided in Section 6.01(a)(vi) to the extent there is a Successor Borrower),

(viii)        except as provided in Section 9.14, release all or substantially all of the value of the Guarantee provided by the Subsidiary Guarantors under the Subsidiary Guaranty, without the written consent of each Lender, or

(ix)           contractually subordinate any Obligations in contractual right of payment to any other debt or other obligations including any other Class of Loans hereunder, in any such case, without the consent of each Lender directly and adversely affected thereby (but not the Administrative Agent or any other Lender or Credit Party) (provided, however, in no event shall this clause (ix) restrict any “debtor in possession” financing);

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank, or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank, or the Swingline Lender, as the case may be (it being understood that any change to Section 2.18 shall require the consent of the Administrative Agent and each Issuing Bank); provided further that no such agreement shall amend or modify the provisions of Section 2.04 or any Letter of Credit Agreement and any bilateral agreement between the Borrower and any Issuing Bank regarding the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively.

(c)            Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clauses (i), (ii), (iii) or (v) of Section 9.02(b) and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(d)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Majority Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement in accordance with Section 2.17(b).

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(e)            Notwithstanding anything to the contrary in this Section 9.02, if (i) the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect or (ii) any provision of the Pre-Investment Grade Date Agreement (including any schedule or exhibit thereto) was amended, modified or supplemented on or after the Effective Date but prior to the Investment Grade Date, and the instrument that effected such amendment, modification or supplement identified in writing that such amendment, modification or supplement should also apply to this Agreement on or immediately after the Investment Grade Date, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision, schedule or exhibit of this Agreement to give effect to such amendments, modifications and supplements to the Pre-Investment Grade Date Agreement on or after the Effective Date but prior to the Investment Grade Date, and in each case of the foregoing clauses (i) and (ii) such amendment, modification or supplement shall become effective without any further action or consent of any other party to this Agreement.

Section 9.03            Expenses; Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of one outside counsel, Simpson Thacher & Bartlett LLP, for the Administrative Agent) in connection with the syndication and distribution (including via Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

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(b)            The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, each Joint Lead Arranger, each Co-Syndication Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including any reasonable legal expenses of one firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, one firm of local counsel in each appropriate jurisdiction and one firm of regulatory counsel for each applicable regulatory subject matter, in each case for the Indemnitees, taken as a whole, and, in the case of an actual or perceived conflict of interest (as reasonably determined by an Indemnitee), one additional firm of counsel in each relevant jurisdiction for the affected Indemnitees similarly situated, taken as a whole, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds thereof (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee, (B) any material breach of the express obligations of such Indemnitee under the Loan Documents pursuant to a claim initiated by any Loan Party or (C) any dispute solely between or among Indemnitees (not arising as a result of any act or omission by the Borrower or any of its Subsidiaries or Affiliates), other than claims against any Lender in its capacity as, or in fulfilling its role as, the Administrative Agent, an Issuing Bank, a Joint Lead Arranger or any similar role under the Loan Documents. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)            Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a), (b) or (d) of this Section 9.03 to the Administrative Agent, each Joint Lead Arranger, each Co-Syndication Agent each Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Aggregate Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent Indemnitee harmless from and against any and all Liabilities from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have primarily resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)            To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Lender-Related Person (as determined by a court of competent jurisdiction in a final, non-appealable judgment), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(d) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

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(e)            All amounts due under this Section 9.03 shall be paid promptly after written demand therefor.

Section 9.04            Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) except as provided in Section 6.01(a)(vi) to the extent there is a Successor Borrower and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution or an Industry Competitor) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)           the Borrower; provided that (I) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; (II) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (III) the Borrower shall be permitted to withhold its consent to any such assignment that requires its consent if the proposed assignee is not a financial institution customarily engaged in the business of making loans in the oil and gas industry or a commercial bank;

(B)           the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund;

(C)           each Issuing Bank; and

(D)           the Swingline Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

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(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent (I) an Assignment and Assumption or (II) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with (unless waived by the Administrative Agent) a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Requirements of Law, including Federal and state securities laws.

(iii)          Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(v)           Upon its receipt of (A) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (B) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participant, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b)(ii)(C) and any written consent to such assignment required by Section 9.04(b)(i), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(d) or (e), 2.05(b), 2.16, 2.20(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution or an Industry Competitor, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.16 and 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            With respect to Industry Competitors:

(i)            No assignment or participation shall be made to any Industry Competitor as set forth herein (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered an Industry Competitor for the purpose of such assignment or participation). Any assignment in violation of this Section 9.04(e)(i) shall not be null and void, but the other provisions of this Section 9.04(e) shall apply.

(ii)           If any assignment or participation is made to any Industry Competitor without the Borrower’s prior written consent in violation of Section 9.04(e)(i) above, the Borrower may, at the expense of the applicable Industry Competitor, upon notice to the applicable Industry Competitor and the Administrative Agent, require such Industry Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more assignees (other than an Ineligible Institution or an Industry Competitor) that is/are otherwise permitted hereunder at the lesser of (A) the principal amount thereof and (B) the amount that such Industry Competitor paid to acquire such interests, rights and obligations of such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, Industry Competitors (A) will not have the right to (x) receive information, reports or other materials provided to Lenders or Issuing Banks by the Borrower, the Administrative Agent or any other Lender or Issuing Bank, (y) attend or participate in meetings attended by the Lenders, Issuing Banks and the Administrative Agent or (z) access any electronic site or Approved Electronic Platform established for the Lenders or Issuing Banks or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders or Issuing Banks and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender or Issuing Bank to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Industry Competitor will be deemed to have consented in the same proportion as the Lenders that are not Industry Competitors consenting to such matter, and (y) for purposes of voting on any bankruptcy plan of reorganization or liquidation under applicable debtor relief laws, each Industry Competitor party hereto hereby agrees (1) not to vote on such bankruptcy plan, (2) if such Industry Competitor does vote on such bankruptcy plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such bankruptcy plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable debtor relief laws) and (3) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)          The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Industry Competitors provided by the Borrower and any updates thereto from time to time (collectively, the “Industry Competitor List”) to the Lenders and/or (B) provide the Industry Competitor List to each Lender requesting the same.

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Section 9.05            Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06            Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Joint Lead Arrangers or the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)            Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Related Parties of any Lender for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

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Section 9.07            Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08            Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender, such Issuing Bank or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank, or Affiliate shall have made any demand under this Agreement or any other Loan Documents and although such Obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

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Section 9.09            Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement and any dispute, claim or controversy arising out of or relating to this Agreement (whether arising in contract, tort or otherwise) shall be construed in accordance with and governed by the law of the State of New York.

(b)            Except as set forth in the final sentence of this Section 9.09(b), each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of any other party hereto in any way relating to this Agreement or any other Loan Document or the Transactions, in any forum other than the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, or the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York State court or, to the extent permitted by applicable Requirements of Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its Properties in the courts of any jurisdiction for the purposes of enforcing a judgment, or to the extent the courts referred to in the preceding sentence do not have jurisdiction over such legal action or proceeding or the parties or property subject thereto.

(c)            Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01 (other than by facsimile or email). Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 9.11            Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12            Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or as may be required by applicable Requirements of Law or by any subpoena or similar legal process, in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority, to the extent practicable and not prohibited by applicable Requirements of Law, promptly notify the Borrower of such disclosure, (c) to any other party to this Agreement, (d) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any bona fide assignee of or Participant in, or any bona fide prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the Industry Competitor List may be provided to the foregoing Persons so that they may make the representation contained in the Assignment and Assumption that such Person is not an Industry Competitor), (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Borrower and its obligations or (iii) to any credit insurance provider relating to the Borrower and its obligations, (f) with the consent of the Borrower, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the transactions hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the transactions hereunder or (i) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or to any collector of market data. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential; provided further that (notwithstanding the foregoing) no such nonpublic information which contains projections or forecasts with respect to the Borrower or any of its Affiliates shall be disclosed, disseminated or otherwise made available pursuant to clause (g) above. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE REQUIREMENTS OF LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER, ITS SUBSIDIARIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE REQUIREMENTS OF LAW.

Section 9.13            USA PATRIOT Act; Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the Patriot Act and the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.

Section 9.14            Release of Subsidiary Guarantors. (a) So long as no Event of Default has occurred and is continuing under the Loan Documents (or would result from such release), (i) if all of the Equity Interests of a Subsidiary Guarantor that is owned by the Borrower or a Subsidiary is sold or otherwise Disposed of in a transaction or transactions not prohibited by this Agreement or (ii) in the event that, immediately after giving effect to the release of such Subsidiary Guarantor’s Guarantee of the Obligations and any simultaneous release of any other Guarantee by such Subsidiary Guarantor, all of the Priority Indebtedness of the Borrower and the Subsidiaries is permitted under Section 6.03 (assuming for this purpose that all unsecured Priority Indebtedness of such Subsidiary Guarantor is incurred at such time) and (b) upon Payment in Full, each Lender hereby authorizes the Administrative Agent to execute and deliver (and the Administrative Agent shall execute and deliver) to the Borrower, upon the Borrower’s request and at the Borrower’s sole cost and expense, any and all releases of Guarantees or other documents that the Borrower shall reasonably request to evidence such termination or release; provided that the Borrower shall have delivered to the Administrative Agent, no later than concurrently with execution and delivery of such releases and other documents, a written request for release identifying the relevant Loan Party, together with a certification by the Borrower stating (A) that such transaction is in compliance with this Agreement and the other Loan Documents and (B) no Subsidiary Guarantor other than the Subsidiary Guarantor(s) required to be released is being released. Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Administrative Agent.

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Section 9.15            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 9.16            No Fiduciary Duty, etc. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations under the Loan Documents except those obligations expressly set forth herein and in the other Loan Documents and in connection with the transactions contemplated by the Loan Documents each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters to the extent it deems appropriate and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

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Section 9.17            Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

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